As filed with the Securities and Exchange Commission on July 13, 2001

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------

                                    FORM F-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ----------------------------

                     EXFO ELECTRO-OPTICAL ENGINEERING INC./
                      EXFO INGENIERIE ELECTRO-OPTIQUE INC.
             (Exact name of Registrant as specified in its charter)

         CANADA                                              98-0131231
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                          Identification Number)
                             ----------------------

                                465 GODIN AVENUE
                         VANIER, QUEBEC G1M 3G7, CANADA
                                 (418) 683-0211
   (Address and telephone number of Registrant's principal executive offices)
                             ----------------------

                                EXFO AMERICA INC.
                        1201 RICHARDSON DRIVE, SUITE 260
                             RICHARDSON, TEXAS 75080
                                 (800) 663-3936
            (Name, address and telephone number of agent for service)
                             ----------------------

                                 WITH COPIES TO:
                             EDWIN S. MAYNARD, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                             ----------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                          PROPOSED MAXIMUM          PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF          AMOUNT TO BE        AGGREGATE PRICE PER       AGGREGATE OFFERING          AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED               UNIT(1)                  PRICE(1)          REGISTRATION FEE(1)
-------------------------------------------------------------------------------------------------------------------------------
Subordinate voting shares.......   6,488,816 shares            $14.225               $92,303,407.60            $23,075.85
-------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the subordinate voting shares as reported by The Nasdaq Stock Market's National Market on July 6, 2001.
                             ----------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be amended. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 13, 2001

PROSPECTUS
----------

                                6,488,816 SHARES


                      EXFO ELECTRO-OPTICAL ENGINEERING INC.

                            SUBORDINATE VOTING SHARES


         This prospectus relates to the resale of up to an aggregate of 6,488,816 subordinate voting shares of EXFO Electro-Optical Engineering Inc. by Robert G. Klimasewski, William G. May, Jr., David J. Farrell and William S. Gornall, the former shareholders of Burleigh Instruments, Inc. The selling shareholders acquired our subordinate voting shares when Burleigh was acquired by us in December 2000. The selling shareholders may sell their subordinate voting shares from time to time in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.

         We will not receive any proceeds from the sale of subordinate voting shares by the selling shareholders.

         Our subordinate voting shares are listed and posted for trading on The Toronto Stock Exchange under the symbol "EXF" and are quoted on the Nasdaq National Market under the symbol "EXFO." On July 12, 2001, the closing sale price of our subordinate voting shares was C$24.39 on The Toronto Stock Exchange and was U.S.$15.87 on The Nasdaq National Market.

                          ----------------------------

         Investing in our subordinate voting shares involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

                          ----------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------



                   The date of this prospectus is July , 2001.

                                TABLE OF CONTENTS

Risk Factors...................................................................3

Cautionary Statement Regarding Forward-Looking Statements.....................13

EXFO..........................................................................14

Use of Proceeds...............................................................17

Determination of Offering Price...............................................17

Selling Shareholders..........................................................18

Plan of Distribution..........................................................18

Legal Matters.................................................................19

Experts.......................................................................19

Where You Can Find More Information...........................................20

Incorporation of Documents by Reference.......................................20

Index to Financial Statements................................................F-1


                             ----------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                             ----------------------

         In this prospectus, "we," "us," "our" and "EXFO" refer to EXFO Electro-Optical Engineering Inc. and its subsidiaries.

                             ----------------------

         Our head office is located at 465 Godin Avenue, Vanier, Quebec, Canada, G1M 3G7 and our telephone number is (418) 683-0211.

                                  RISK FACTORS


         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. IN PARTICULAR, YOU SHOULD REVIEW THE DISCUSSION UNDER "ITEM
5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS" AND OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FROM OUR ANNUAL REPORT ON FORM 20-F BEFORE MAKING AN INVESTMENT IN THE SUBORDINATE VOTING SHARES OFFERED BY THIS PROSPECTUS.

RISKS RELATED TO OUR INDUSTRY AND BUSINESS

IF WE ARE UNABLE TO APPROPRIATELY INTEGRATE THE TECHNOLOGIES OF OUR RECENT ACQUISITIONS WITH OUR OWN TECHNOLOGIES, WE MAY NOT BE ABLE TO INTRODUCE NEW AND ENHANCED PRODUCTS ON A TIMELY BASIS, WHICH COULD PREVENT US FROM ACHIEVING OUR GROWTH STRATEGY AND ADVERSELY AFFECT OUR OPERATING RESULTS.

         Any failure by us to appropriately integrate the technologies of Burleigh Instruments, Inc. ("Burleigh"), EFOS Inc. ("EFOS") and Vanguard Technical Solutions, Inc. ("Vanguard") with our own technologies in a manner that anticipates or responds to new technological developments and customer requirements on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

WE CANNOT ASSURE THAT WE WILL BE ABLE TO SUCCESSFULLY INTEGRATE ANY BUSINESSES, PRODUCTS, TECHNOLOGIES OR PERSONNEL THAT WE MIGHT ACQUIRE IN THE FUTURE, WHICH MAY HARM OUR BUSINESS.

         We may not be able to realize the potential benefits of our future acquisitions.

         In order for our future transactions to be successful, we must coordinate the operations and technologies of our wholly owned subsidiaries with our own operations and technologies and manage the geographically dispersed operations. Integration will require the dedication of management resources that may distract their attention from our day-to-day business and operations. If we fail to integrate the companies quickly and efficiently, we may not be able to realize the benefits we expect from these transactions.

IF THE SUPPLY OF HIGH-BANDWIDTH TRANSMISSION NETWORKS SHOULD CONTINUE TO SURPASS DEMAND, OR IF OPTICAL FIBER IS REPLACED BY ANOTHER MEDIUM AS THE PRIMARY SOLUTION FOR BANDWIDTH-INTENSIVE APPLICATIONS, WE COULD EXPERIENCE A SIGNIFICANT LONG-TERM LOSS OF SALES.

         Fiber-optic deployment and network capacity increases have slowed during recent months which has affected optical component and network equipment manufacturers and operators causing reduced demand for fiber-optic test, measurement and automation equipment. If such reduced demand should continue over the mid or long term, or if optical fiber is replaced by a higher performance medium, this could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO ADAPT TO CURRENT AND FUTURE CHANGES IN TECHNOLOGY, OUR PRODUCTS MAY BECOME OBSOLETE.

         Any failure by us to anticipate or respond to new technological developments and customer requirements could have a material adverse effect on our business, financial condition and results of operations. Moreover, the markets addressed by our current and planned products are rapidly evolving and are characterized by emerging standards and competing technological platforms. There can be no assurance that products destined by us for sale into these markets will adequately address the requirements dictated by evolving standards, or that we will be able to adapt our products to changes in technology. Accordingly, we may invest in products and technologies that never gain market acceptance. Such investments could have a material adverse effect on our business, financial condition and results of operations.

WE MUST CONTINUE TO OVERCOME SIGNIFICANT AND INCREASING COMPETITION IN OUR INDUSTRY IN ORDER TO CONTINUE OUR GROWTH AND PRODUCTIVITY.

         The market for fiber-optic test, measurement and automation equipment is rapidly evolving and is marked by intense competition and technical innovations. We expect the pace of change to accelerate in the future. We also expect many new competitors to emerge as the market for fiber-optic test, measurement and automation equipment expands and evolves in response to technical innovations.

         Some of our current and potential competitors are global electronic test and measurement manufacturers who complement their broad range of products with fiber-optic test, measurement and monitoring equipment. Competitors, such as ANDO Corporation, Anritsu Corporation, Agilent Technologies Inc., GN Nettest and Acterna Corporation, may have greater financial, technical and marketing resources. Consequently, these competitors may be able to devote greater resources to the development, marketing, sale and support of their products. They may also be better positioned than we are to acquire companies and new technologies that may displace our products or make them obsolete.

WE DEVOTE CONSIDERABLE TIME AND RESOURCES TO SECURING NEW CUSTOMERS AND IMPROVING SALES TO EXISTING CUSTOMERS. IF WE ARE UNSUCCESSFUL, OUR FUTURE OPERATING RESULTS MAY SUFFER.

         The long sales cycle for some of our products may cause our sales and operating results to vary significantly from period to period. The period of time between our initial contact with a customer and the receipt of a purchase order may span a year or more. In addition, customers perform and require us to perform, extensive product evaluation and testing of new instruments before purchasing them. If we are unable to satisfy customer demands, considerable resources would have been expended without deriving corresponding sales.

OUR INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY ARE IMPORTANT TO THE CONTINUED SUCCESS OF OUR BUSINESS. OUR FAILURE TO PROTECT THIS PROPRIETARY TECHNOLOGY MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

         Our success and ability to compete depend to a significant extent on our proprietary technology, since that is how we attempt to keep others from using the innovations that are central to our existing and future products. We currently hold five U.S. and two Canadian issued patents, one foreign issued patent and have seven U.S. and nine Canadian patent applications pending. In addition, Burleigh has five U.S. and one Canadian issued patents and has five U.S. patent applications pending and EFOS has seven U.S. and four Canadian issued patents and seven U.S., eight Canadian and one international patent pending. We also rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures, contractual provisions and license agreements to protect our proprietary technology. We may have to engage in litigation in order to protect our patents and other intellectual property rights, or to determine the validity or scope of the proprietary rights of others. This kind of litigation can be time-consuming and expensive, regardless of whether we win or lose. Because it is critical to our success that we are able to prevent competitors from copying our innovations, we intend to continue to seek patent and trade secret protection for our technologies. The process of seeking patent protection can be long and expensive and we cannot be certain that any currently pending or future applications will actually result in issued patents, or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. Furthermore, others may develop technologies that are similar or superior to our technology, or design around the patents that we own. We also rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants, distributors and third parties. However, these agreements may be breached or otherwise not effective and we may not have adequate remedies for any breach or shortfall of these agreements. In any case, others may come to know about our trade secrets through a variety of methods. In addition, our foreign issued patent only covers Japan, and the laws of some territories in which we sell our products may not protect our intellectual property rights to the same extent as do the laws of Canada and the United States.

         Despite our efforts, our intellectual property rights, particularly our existing or future patents, may be invalidated, circumvented, challenged or required to be licensed to others. Furthermore, others may develop technologies that are similar or superior to our technology, duplicate or reverse engineer our technology, or design around the patents owned or licensed by us. We cannot be sure that the steps that we take to protect our technology will prevent misappropriation or infringement. If we fail to protect our technology so that others may copy or use it, we will be less able to differentiate our products and our sales will decline.

IF OTHERS CLAIM THAT OUR PRODUCTS INFRINGE UPON THEIR INTELLECTUAL PROPERTY RIGHTS, WE MAY BE FORCED TO SEEK EXPENSIVE LICENSES, RE-ENGINEER OUR PRODUCTS, ENGAGE IN EXPENSIVE AND TIME-CONSUMING LITIGATION OR STOP MARKETING THE CHALLENGED PRODUCTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND COULD INCREASE OUR COSTS.

         Litigation regarding intellectual property rights is common in the technology industry and, for this reason, we expect that third-party infringement claims involving technologies may increase. If an infringement claim is filed against us, we may be prevented from using some of our technologies and may incur significant costs to resolve the claim.

         We could incur substantial costs in defending ourselves and our customers against infringement claims. Litigation could also adversely affect sales of the challenged product or technology and divert the efforts of our management and technical personnel. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. We cannot assure you that we, or our customers, could obtain necessary licenses from third parties at a reasonable cost or at all. If we fail to obtain a license where one is required, we could incur substantial liabilities and be forced to suspend the marketing and sales of the challenged products.

WE REQUIRE EMPLOYEES WHO ARE KNOWLEDGEABLE ABOUT THE SPECIALIZED NATURE OF OUR BUSINESS. IF WE ARE UNABLE TO ATTRACT AND RETAIN SUFFICIENT NUMBERS OF HIGHLY SKILLED TECHNICAL, SALES AND MARKETING AND OTHER PERSONNEL, OUR OPERATIONS AND FINANCIAL RESULTS WOULD SUFFER.

         Due to the specialized nature of our business, we are highly dependent on the continued service of and on the ability to attract and retain, qualified engineering, sales, marketing and senior management personnel in the area of fiber optics. The competition for such personnel is intense. The loss of key employees or management personnel could have a material adverse effect on our business and operating results. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business. In addition, if we are unable to hire additional qualified personnel as needed, we may not be able to adequately manage and complete our existing sales commitments and to bid for and execute additional sales.

         We must provide significant training for our employee base due to the highly specialized nature of fiber-optic test, measurement and automation equipment. Our current engineering personnel may be inadequate and we may fail to assimilate and train new employees. Highly skilled employees with the education and training that we require, especially employees with significant experience and expertise in fiber optics, are in high demand. Once trained, our employees may be hired by our competitors.

OUR BUSINESS STRATEGY AND OUR ABILITY TO OPERATE PROFITABLY DEPEND ON THE CONTINUED SERVICES OF OUR SENIOR MANAGEMENT TEAM LED BY GERMAIN LAMONDE, OUR CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER. THE LOSS OF ANY MEMBER OF THE SENIOR MANAGEMENT TEAM WOULD ADVERSELY AFFECT OUR BUSINESS.

         Our ability to maintain our competitive position depends to a significant extent on the efforts and abilities of our senior management, particularly Germain Lamonde, our Chairman of the Board, President and Chief Executive Officer. Although we have entered into an employment agreement with Mr. Lamonde, Mario Larose, Vice President, Marketing, Bruce Bonini, Vice President, North American Sales, Juan-Felipe Gonzalez, Vice President, International Sales, Jean-Francois Boulet, Vice President, Human Resources and Stephen Bull, Vice President, Research and Development, we do not have employment agreements with our other key executives. Their managerial, technical and other services would be difficult to replace and if we lose the services of one or more of our executive officers, or if one of them decides to join a competitor or otherwise compete directly or indirectly against us, our business would be seriously harmed. The loss of their services would jeopardize our ability to maintain our competitive position. We do not have "key person" life insurance policies covering any of our employees.

IF WE ARE NOT ABLE TO MANAGE OUR GROWTH EFFECTIVELY AND TO ADAPT TO AN EVOLVING ECONOMY, WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR CURRENT LEVEL OF PROFITABILITY.

         We expect our business and the industry in which we compete to continue to undergo rapid change. We plan to continue to expand our distribution and marketing capabilities by opening additional international sales offices and service centers, by bolstering our key account management program, by hiring application engineers and by increasing our sales network worldwide. Finally, we have had a significant increase in our number of employees from 671 on May 31, 2000 to 1,243 on June 30, 2001. Our ability to be profitable depends on our ability to manage this growth and to adapt to an evolving economy. The failure of our management to respond effectively to and manage changing technological and business conditions could have a material adverse impact on our business, financial condition and results of operations.

WE MAY BE SUBJECT TO CERTAIN LIABILITIES ASSUMED IN CONNECTION WITH OUR ACQUISITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

         We conduct due diligence in connection with our acquisitions and incorporate indemnification provisions in our acquisition agreements. To the extent that prior owners of any acquired businesses failed to comply with or otherwise violated applicable laws, we may be financially responsible for these violations or otherwise be adversely affected. The discovery of any material liabilities after the closing of the transaction could have a material adverse effect on our financial condition and results of operations. In connection with our acquisition of Burleigh and EFOS, there may be liabilities that we failed to discover at the time of the acquisition or that we inadequately assessed in our due diligence efforts.

WE DEPEND ON A SINGLE SUPPLIER OR A LIMITED NUMBER OF SUPPLIERS FOR SOME OF THE KEY COMPONENTS AND MATERIALS IN OUR PRODUCTS, WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         We depend on a limited number of suppliers for some of the parts used to manufacture our products. All our orders are placed through individual purchase orders and, therefore, our suppliers may stop supplying parts to us at any time. The reliance on a single source or limited number of suppliers could result in delivery problems and reduced control over product pricing and quality. The process of qualifying a new contract manufacturer for complex products, designed to our specifications, such as our optical and mechanical parts, is lengthy and would consume a substantial amount of time of our technical personnel and management. If we sought to change manufacturers in a short period of time, our business would be disrupted. In addition, we may be unsuccessful in identifying a new manufacturer capable of and willing to meet our needs on terms that we would find acceptable.

WE EXPECT THE PRICE OF OUR EXISTING PRODUCTS TO DECLINE AND IF WE DO NOT REDUCE OUR MANUFACTURING COSTS OR INTRODUCE NEW PRODUCTS WITH HIGHER MARGINS, OUR GROSS MARGINS WILL DECLINE AND WE COULD INCUR OPERATING LOSSES.

         Reduced demand for fiber-optic test, measurement and automation equipment, in addition to competitiveness in our industry will likely result in the decline of prices for fiber-optic test, measurement and automation equipment. These price declines result from factors such as:

         o        increased competition for business;

         o        reduced demand;

         o        a limited number of potential customers;

         o competition from companies with lower labor and production costs;

         o        introduction of new products by competitors; and

         o        greater economies of scale for higher-volume manufacturers.

         As prices of our existing products are expected to decline, we may have to increase our unit volume sold in order to maintain our existing sales level. Our increased capacity will result in an increase in fixed costs. As a result, we will have to increase the level of sales to maintain operating margins. If we are unable to continuously reduce our manufacturing costs or introduce new products with higher margins, our gross margins would decline.

IF WE FAIL TO ADAPT APPROPRIATELY TO THE CHALLENGES ASSOCIATED WITH OPERATING INTERNATIONALLY, THE GROWTH OF OUR BUSINESS MAY BE IMPEDED AND OUR OPERATING RESULTS MAY BE AFFECTED.

         For the fiscal year ended August 31, 2000, customers outside of the United States and Canada accounted for 38.4% of our sales and for the nine months ended May 31, 2001, these customers accounted for 40.5% of our sales. We plan to increase our international sales activities and have recently opened offices in Great Britain, China, Japan, and Singapore. Our international sales will be limited if we cannot establish relationships with international distributors, establish additional foreign operations, expand international sales channel management, hire additional personnel and develop relationships with international service providers. Even if we are able to successfully continue our international operations, we may not be able to maintain or increase international market demand for our products. Our international operations are subject to a number of risks, including:

         o unexpected changes in regulatory requirements, tax rates or tariffs that make our products and services more expensive and therefore less attractive to present and potential customers;

         o challenges in staffing and managing foreign operations due to the limited number of qualified candidates, employment laws and practices in foreign countries, any of which could increase the cost and reduce the efficiency of operating in foreign countries;

         o technology standards that differ from those on which our products are based, which could require expensive redesign and retention of personnel familiar with those standards;

         o longer accounts receivable payment cycles and possible difficulties in collecting payments which may increase our operating costs and hurt our financial performance;

         o        political and economic instability; and

         o        certification requirements.

         Any of these factors could harm our international operations and negatively affect our financial performance. For example, we currently face problems with increasing, and constantly changing, certification requirements. In addition, although the amounts involved were not material and substantial efforts were deployed for collection purposes, we have in the past encountered difficulties recovering accounts receivable in countries experiencing economic instability. The recurrence of weakness in these economies or of weakness in other foreign economies could have a significant negative effect on our future operating results.

OUR PRODUCTS MAY HAVE UNFORESEEN DEFECTS THAT COULD HARM OUR REPUTATION, IMPEDE MARKET ACCEPTANCE OF OUR PRODUCTS AND NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

         As a result of their complexity, our products may contain undetected errors or compatibility problems or regulatory compliance issues, particularly when they are first introduced or when new versions are released. There can be no assurance that, despite our testing, errors will not be found in new products after they have been fully deployed and operated under peak stress conditions. If we are unable to fix defects or other problems, we could experience, among other things:

         o        loss of customers;

         o        damage to our brand reputation;

         o        failure to attract new customers or achieve market acceptance;

         o        diversion of development and engineering resources;

         o legal actions by our customers, including claims for consequential damages and loss of profits; and

         o legal actions by governmental entities, including actions to impose product recalls and/or forfeitures.

         The occurrence of any one or more of the foregoing could seriously harm our business, financial condition and results of operations.

OUR INSURANCE MAY NOT BE SUFFICIENT TO COVER ALL POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS. A SUCCESSFUL CLAIM EXCEEDING OUR POLICY LIMIT WILL REDUCE OUR WORKING CAPITAL, INCREASE OUR EXPENSES AND HAVE A NEGATIVE EFFECT ON OUR OPERATING RESULTS.

         Our products are designed to help telecommunications carriers and manufacturers of optical components, value-added optical modules and optical networking systems ensure network reliability. The failure of our products to perform to client expectations could give rise to product liability and warranty claims. We carry product liability insurance and take accounting reserves that we consider adequate in view of industry practice. However, a successful claim against us for an amount exceeding our policy limit would force us to use our own resources to pay the claim, which could result in a reduction of our working capital available for other uses, increase our expenses and have a negative effect on our financial condition and results of operations.

AS OUR COMPETITORS CONSOLIDATE, THEY MAY OFFER PRODUCTS OR PRICING THAT WE CANNOT MEET, WHICH COULD CAUSE OUR SALES TO DECLINE.

         Consolidation in the fiber-optic test, measurement and automation industry could intensify the competitive pressures that we face. Recently, some of our competitors have merged or have been acquired by larger companies. These combined companies could produce more high-performance products and offer them at more competitive prices.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF OUR FUTURE PERFORMANCE.

         Our sales and operating results have fluctuated from quarter to quarter in the past and may fluctuate significantly in the future. In addition, our revenue and operating results generally depend on the volume and timing of the orders we receive from customers as well as our ability to fulfill the orders received. Our operating expenses, which include research and development, and selling and administrative expenses, are relatively fixed in the short term. If our revenue is lower than we expect because we sell fewer products than we anticipate or if there is a delay in the release of new products, we may not be able to quickly reduce our operating expenses in response. Factors that could affect the amount and timing of our revenue, and cause quarterly fluctuations in our operating results include:

         o the length of our product sales cycle for certain products, especially those that are higher priced and more complex;

         o our ability to sustain product volumes and high levels of quality across all product lines;

         o        the timing of shipments for large orders;

         o the timing of introduction and market acceptance of new products by us, our competitors or our suppliers; and

         o        the effect of potential seasonality in sales.

Our operating results could also be affected by the following factors over which we have little or no control:

         o demand for fiber-optic test, measurement and automation equipment;

         o changes in the capital budgets of our customers, which may cause seasonal or other fluctuations in the product mix, volume, timing and number of orders we receive from our customers;

         o        difficulties in collecting accounts receivable; and

         o        general economic conditions.

         Due to these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance.

IF WE FAIL TO PREDICT OUR SUPPLY REQUIREMENTS ACCURATELY, WE WILL HAVE EXCESS INVENTORY OR INSUFFICIENT INVENTORY, EITHER OF WHICH COULD CAUSE US TO INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS.

         We provide forecasts of our requirements to some of our suppliers up to six months prior to scheduled delivery of products to our customers. If we overestimate our requirements, we may have excess inventory, which could increase our costs and harm our relationships with our suppliers due to reduced future orders. If we underestimate our requirements, we may have an inadequate inventory of parts. Inadequate inventory could interrupt manufacturing of our products and result in delays in shipments. In addition, lead times for materials and parts that we order are long and depend on factors such as the procedures of, or supply terms with, a specific supplier and demand for each part at a given time. In the case of some parts in short supply, suppliers have imposed strict allocations that limit the number of these parts that they will supply to a given customer in a specified time period. Although to date suppliers have not made selective allocations that adversely affected us, these suppliers may choose, in the future, to increase allocations to larger, more established companies, which could reduce our allocations and harm our ability to manufacture our products.

WE MAY NOT BE ABLE TO INTRODUCE NEW AND ENHANCED PRODUCTS ON A TIMELY BASIS, WHICH COULD PREVENT US FROM ACHIEVING OUR GROWTH STRATEGY AND ADVERSELY AFFECT OUR OPERATING RESULTS.

         The development of proprietary technologies entails significant technical and business risks and requires substantial expenditures and lead time. If we experience product delays in the future, we may face:

         o        customer dissatisfaction;

         o        cancellation of orders;

         o        negative publicity;

         o        loss of sales;

         o        slower market acceptance of our products; and

         o        legal actions by customers.

         In the future, our efforts to remedy product delays may not be successful and we may lose customers as a result. Delays in bringing to market new products or product enhancements could be exploited by our competitors. If we lose market share as a result of lapses in our product development, our business would suffer.

FLUCTUATIONS IN THE EXCHANGE RATES BETWEEN THE CANADIAN DOLLAR AND THE U.S. DOLLAR MAY ADVERSELY AFFECT OUR OPERATING MARGINS.

         The majority of our sales is denominated in US dollars. However, a large portion of our operating expenses and capital expenditures are denominated in Canadian dollars. As a result, we are exposed to fluctuations in the exchange rates between the Canadian dollar and the US dollar. Even though we hold forward exchange contracts to partially hedge that risk, an increase in the value of the Canadian dollar relative to the US dollar could have a material adverse effect on our operating margins.

AS OUR CUSTOMERS CONSOLIDATE, THEY MAY REDUCE PURCHASES OF OUR PRODUCTS, WHICH WOULD CAUSE OUR SALES TO DECLINE.

         Consolidation in the telecommunications industry could reduce the number of customers to whom our products could be sold. Some of our customers have merged. Although to date we have not experienced any adverse effects as a result of these mergers, these merged customers could, in the future, reduce their future orders, renegotiate pricing and obtain products from a source other than us, which would cause our sales to decline. In addition, some of our manufacturer customers may merge with or acquire our competitors and, as a result, discontinue their relationships with us.

OUR CUSTOMERS ARE NOT OBLIGATED TO BUY MATERIAL AMOUNTS OF OUR PRODUCTS AND MAY CANCEL OR DEFER PURCHASES ON SHORT NOTICE.

         Our customers typically purchase our products under individual purchase orders and may cancel or defer purchases on short notice without significant penalty. Accordingly, sales in a particular period are difficult to predict. Decreases in purchases, cancellations of purchase orders, or deferrals of purchases may have a material adverse effect on our operating results, particularly if we do not anticipate them.

WE MAY NOT BE ABLE TO SUSTAIN OUR RESEARCH AND DEVELOPMENT ACTIVITIES AS OUR RESEARCH AND DEVELOPMENT CREDITS AND GRANTS DECLINE, CAUSING AN INCREASE OF THE EFFECTIVE COST OF OUR FUTURE RESEARCH AND DEVELOPMENT ACTIVITIES.

         Our historical operating results reflect substantial benefits from programs sponsored by federal, provincial and state governments for the support of research and development. Research and development tax credits and grants represented 31.7% of our gross research and development expenses for the year ended August 31, 2000 and 25.8% for the nine months ended May 31, 2001. These tax credits and grants will decline as our assets grow and as grant programs expire. Accordingly, the effective cost of our future research and development activities will increase.

UNEXPECTED DECLINES IN OUR RESEARCH AND DEVELOPMENT CREDITS AND GRANTS MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         If unexpected changes in the laws or government policies terminate or adversely modify the Canadian or Quebec government programs under which we receive the major part of our research and development tax credits and grants, or if we unexpectedly become unable to participate in or take advantage of these programs, then our net research and development expenses will materially increase. To the extent that we increase our research and development activities outside Canada or Quebec, which could result from, among other things, future acquisitions, the increased activities may not be eligible for these programs. If we are required to decrease our research and development activities, we may be unable to compete effectively.

WE MAY NOT BE ABLE TO MAKE THE NECESSARY ACQUISITIONS NEEDED FOR THE DEVELOPMENT OF OUR BUSINESS AND ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

         We intend to aggressively seek acquisitions of businesses, products and technologies that are complementary to ours. There can be no assurance that we will ultimately make any such acquisition. The consolidation of our competitors may improve their capacity to acquire the same businesses, products and technologies that we wish to acquire.

         We have in the past made strategic acquisitions, such as our acquisitions of GAP Optique S.A., Burleigh and EFOS. We anticipate that in the future, as part of our business strategy, we will continue to make strategic acquisitions of complementary companies, products and technologies. In the event of any future acquisition, we could:

         o issue shares that would dilute individual shareholder percentage ownership;

         o        incur debt;

         o        assume liabilities; or

         o incur expenses related to in-process research and development, amortization of goodwill and other intangible assets.

         These acquisitions also involve numerous risks, including:

         o problems combining the acquired operations, technologies or products;

         o        unanticipated costs or liabilities;

         o        diversion of management's attention from our core business;

         o adverse effects on existing business relationships with suppliers and customers;

         o risks associated with entering markets in which we have no or limited prior experience; and

         o potential loss of key employees, particularly those of acquired organizations.

         Recently, our subsidiary Nortech Fibronic Inc., acquired in February 2000, shut down its business operations, though the impact of this closure is not significant, we cannot assure that we will be able to successfully integrate the other businesses, products, technologies or personnel that we might acquire in the future and further divestitures or closures could be necessary, which may harm our business.

OUR SALES WOULD SUFFER IF A KEY SALES REPRESENTATIVE OR DISTRIBUTOR STOPPED SELLING OR REDUCED SALES OF OUR PRODUCTS.

         We sell substantially all of our products through a network of independent sales representatives and distributors, the majority of whom have exclusive rights to sell our products in specific territories or markets. If we are unable to provide competitive sales commissions, maintain an appropriate sales volume, or offer sufficient channel-support, our independent sales representatives and distributors may discontinue sales of our products and switch to representing one or more of our competitors, which would result in reduced sales for us.

WE MAY NEED ADDITIONAL CAPITAL, AND MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON FAVORABLE TERMS OR AT ALL, WHICH COULD LIMIT OUR ABILITY TO GROW AND COULD INCREASE OUR COSTS.

         Our future liquidity and capital requirements are difficult to predict because they depend on numerous factors, including the success of our existing and new product offerings as well as competing technological and market developments. As a result, we may not be able to generate sufficient cash from our operations to meet additional working capital requirements, support additional capital expenditures or take advantage of acquisition opportunities. Accordingly, we may need to raise additional capital in the future.

         Our ability to obtain additional financing will be subject to a number of factors, including market conditions and our operating performance. These factors may render the timing, amount, terms and conditions of additional financing unattractive for us. If we raise additional funds by selling equity securities, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. If we are unable to raise additional funds when needed, our ability to operate and grow our business could be impeded.

OUR PRODUCTS MAY BE REQUIRED TO CONFORM TO NEW AND UNFORESEEN REGULATORY REQUIREMENTS WHICH COULD INCREASE OUR COSTS AND REDUCE OUR MARKET SHARE.

         Our products are designed to conform to the regulatory requirements of the countries in which they are marketed. In the event that the technical regulations applicable in a given country are in any way changed, we may be required to modify, redesign or recall some or all of our products in order to continue participating in that market. These changes likely would increase manufacturing costs and could create technical advantages for products marketed by our competitors.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


         This prospectus includes or incorporates forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of words such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

         Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important facts in various cautionary statements in this prospectus that we believe could cause our actual results to differ materially from the forward-looking statements that we make. These include, but are not limited to, those under the heading "Risk Factors" in this prospectus and the discussion under "Item 3.D. Risk Factors" in our Annual Report on Form 20-F.

         The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

                                      EXFO


         We are a leading designer, manufacturer and marketer of fiber-optic test, measurement and automation solutions for the telecommunications industry. We believe that we are the largest manufacturer of test, measurement and automation equipment that is exclusively dedicated to fiber optics. Fiber-optic test, measurement and automation equipment is mainly used by telecommunications carriers, optical component and system manufacturers, as well as research and development laboratories to measure the physical characteristics of optical fiber and related hardware.

         We were founded in 1985 in Quebec City. We have grown from a two-employee supplier of portable handheld test instruments to a leading designer, manufacturer and marketer of an extensive line of fiber-optic test, measurement and automation equipment. As of May 31, 2001, we had a workforce of 1,407 employees and our products are distributed in over 70 countries.

         We, along with our wholly owned subsidiaries, develop products mainly for two markets. Our Portable and Monitoring Division provides handheld and modular instruments primarily to telecommunications carriers. Our Industrial and Scientific Division and our subsidiaries, Burleigh, Burleigh Automation and EFOS, design an extensive line of high-performance instruments and automated manufacturing equipment for optical component and system vendors as well as for research and development labs.

         We have received more than 40 industry and commerce awards during our 16-year history. In March 2001, Burleigh was honored by Fiberoptic Product News. Burleigh's WA-7000 Multi-Line WAVEMETER(R) Optical Channel Analyzer was named a 2000 Technology Award winner by readers of the magazine.

         In August 2000, we were named winner of the Outstanding Corporate Innovator Award by the U.S.-based Product Development and Management Association
(PDMA). Prior to becoming a public company in June 2000, we were recognized as one of the 50 Best-Managed Private Companies in Canada by Arthur Andersen Consulting and the Financial Post for five consecutive years. We have maintained ISO 9001 certification since 1994.

ANNOUNCEMENT OF THIRD QUARTER RESULTS

         On June 27, 2001, we announced our financial results for the third quarter ended May 31, 2001. Sales increased 136% to US$45.8 million in the third quarter of fiscal 2001 from US$19.4 million for the same period in fiscal 2000, and 26% from US$36.3 million in the second quarter of 2001. Net earnings, excluding after-tax effect of amortization of intangible assets and amortization of goodwill ("adjusted net earnings"), increased 115% to US$6.2 million, or $0.11 per share, for the third quarter from US$2.9 million, or $0.07 per share, for the same period in fiscal 2000. Compared to the second quarter of fiscal 2001, adjusted net earnings in the third quarter dropped 17% from US$7.5 million or $0.14 per share. Including amortization of intangible assets and goodwill, we recorded a net loss of US$8.6 million, or US$0.15 per share, in the third quarter of fiscal 2001, compared to net earnings of US$2.7 million, or $0.07 per share, for the same period in fiscal 2000 and net earnings of US$24,000, or $0.00 per share, in the second quarter of 2001. The non-cash charges related to acquisitions include US$4.2 million in amortization of intangible assets and US$12.0 million in amortization of goodwill in the third quarter of 2001. The financial results of our acquisition of EFOS were reflected in our financial results for the third quarter as the acquisition closed on March 15, 2001.

FURTHER ACTIONS

         In light of current market conditions, a plan to reduce costs and increase efficiencies has been implemented. Among other things:

         o        we are reducing non-customer-related expenses;

         o we are postponing plans to build a new facility in the Quebec Metro High-Tech Park;

         o we are reducing our workforce by 15%, but continuing to recruit specific talent for strategic initiatives; and

         o Nortech Fibronic Inc., a subsidiary that specialized in manufacturing fiber-optic temperature sensors, is discontinuing operations.

         We expect to incur a one-time charge relating to this plan of approximately US$2.0 million in the quarter ending August 31, 2001.

RECENT ACQUISITIONS

         VANGUARD TECHNICAL SOLUTIONS, INC.

         On March 16, 2001, we purchased substantially all the assets of Vanguard, a wholly-owned subsidiary of DT Industries Inc. for a purchase price of approximately US$600,000 paid in cash. Vanguard, an automation equipment manufacturer in Tucson, Arizona, specializes in the design and manufacturing of ultra-precision assembly equipment for sensitive process and critical assembly challenges on the production floor.

         EFOS INC.

         On March 15, 2001, we acquired all of the issued and outstanding shares of EFOS at an aggregate purchase price of approximately US$110.1 million comprised of 3.7 million of our subordinate voting shares and US$25.2 million in cash.

         EFOS, a privately held company in Toronto, Ontario operating since 1984 and having 118 employees as of June 30, 2001, is recognized as a leader in precision light-based adhesive spot curing as well as curing process control for the global optical component manufacturing market. Its products deliver precise doses of the appropriate spectral light into photo-sensitive and heat-cured adhesives to significantly reduce bonding time and increase repeatability in optical component manufacturing. EFOS' light-based curing technologies are supported by an extensive understanding of bonding and material sciences and by a broad intellectual property portfolio, including 11 patents and 16 patents pending.

         BURLEIGH INSTRUMENTS, INC.

         On December 20, 2000, we acquired all of the issued and outstanding shares of common stock of Burleigh, Burleigh Instruments GmBH and Burleigh Instruments (U.K.) Ltd. at an aggregate purchase price of approximately US$189.3 million, comprised of 6,488,816 of our subordinate voting shares and approximately US$42.5 million in cash pursuant to the terms of an Agreement of Merger and Plan of Reorganization among us, EXFO Sub, Inc. and the selling shareholders, dated November 4, 2000, as amended on December 20, 2000.

         Burleigh, which has been in operation for 29 years and had 141 employees as of May 31, 2001, has received industry recognition for its high-performance optical wavelength meters and precision positioning equipment. Its Wavemeter(R) instruments offer one of the highest wavelength measurement accuracy in the industry. These products are able to determine the absolute wavelength of a laser under test within 0.3 picometers at 1500 nm. Its Inchworm(R) precision positioning equipment provides nanometer accuracy, which is critical for precision alignment in the optical component manufacturing process. Both of these product lines are supported by a broad proprietary intellectual property portfolio.

                                 USE OF PROCEEDS


         The selling shareholders are offering all of the subordinate voting shares covered by this prospectus. We will not receive any proceeds from the sale of these shares.





                         DETERMINATION OF OFFERING PRICE


         The selling shareholders have advised us that they may sell these shares from time to time on the Nasdaq National Market or any other national securities exchange or automated interdealer quotation system on which our subordinate voting shares are listed or quoted, through negotiated transactions, through a combination of such methods of sale or otherwise, including private sales. They may also sell these shares, directly or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions in the open market. See "Plan of Distribution." Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to those prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers.

                              SELLING SHAREHOLDERS


         The 6,488,816 subordinate voting shares offered under this prospectus are being sold by Robert G. Klimasewski, William G. May, Jr., David J. Farrell and William S. Gornall, the former shareholders of Burleigh. The selling shareholders received their 6,488,816 subordinate voting shares as part of the merger consideration when we acquired Burleigh in December 2000, and hold such subordinate voting shares as of record.

         To our knowledge, the selling shareholders do not own, directly or indirectly, any other of our shares other than the 6,488,816 subordinate voting shares. The following table sets forth the number of subordinate voting shares owned by the selling shareholders and offered under this prospectus:

                                                 NUMBER OF SUBORDINATE VOTING
                                             SHARES HELD BEFORE THE DISTRIBUTION
                                             -----------------------------------
NAME OF SELLING SHAREHOLDERS

Robert G. Klimasewski.............................     2,379,623
William G. May, Jr................................     2,379,623
David J. Farrell..................................     1,135,949
William S. Gornall................................       593,621
                                                       ---------
     Total........................................     6,488,816
                                                       =========

                              PLAN OF DISTRIBUTION


         The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling shareholders may sell their subordinate voting shares covered by this prospectus from time to time in transactions, including block transactions, on the Nasdaq National Market, The Toronto Stock Exchange or any other securities exchange or automated interdealer quotation system on which our subordinate voting shares are listed or quoted, in negotiated transactions, through a combination of such methods of sale or otherwise, including private sales, at fixed prices that may be changed, at market prices prevailing at the time of sale at prices related to those prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may effect those transactions by selling their subordinate voting shares directly to purchasers, through broker-dealers acting as agents of the selling shareholders, or to broker-dealers acting as agents for selling shareholders, or to broker-dealers acting as principals and thereafter sell the shares from time to time in transactions, including block transactions, on the Nasdaq National Market and The Toronto Stock Exchange, in negotiated transactions, through a combination of such methods of sale or otherwise. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both, which compensation as to particular broker-dealer might be in excess of customary commissions.

         In connection with distributions of shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In those transactions, broker-dealers may engage in short sales of our subordinate voting shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell our subordinate voting shares short and redeliver shares to close out those short positions. The selling shareholders may enter into option, forward or other transactions with broker-dealers which require the delivery of subordinate voting shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer those subordinate voting shares under this prospectus. The selling shareholders may also loan or pledge shares to the broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the shares so pledged, under this prospectus.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the subordinate voting shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the U.S. Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the subordinate voting shares purchased by them may be deemed to be underwriting commission or discounts under the U.S. Securities Act of 1933.

         We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling shareholders. The selling shareholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their subordinate voting shares.

         Because each of the selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the U.S. Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the U.S. Securities Act of 1933. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M under the U.S. Securities Exchange Act of 1934 may apply to its sales in the market.

         In addition to sales of our subordinate voting shares under the registration statement of which this prospectus is a part, the selling shareholders may sell their subordinate voting shares in compliance with Rule 144 under the U.S. Securities Act of 1933.

                                  LEGAL MATTERS


         The validity of the subordinate voting shares will be passed upon for us by Fasken Martineau DuMoulin LLP, Montreal, Canada. Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York has acted as U.S. counsel for us in connection with the filing of the registration statement of which this prospectus forms a part.

                                     EXPERTS


         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F of EXFO Electro-Optical Engineering Inc. for the year ended August 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The combined consolidated financial statements of Burleigh Instruments, Inc. and subsidiaries as of December 19, 2000 and December 31, 1999 and 1998, and for the period from January 1, 2000 to December 19, 2000 and for the years ended December 31, 1999 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of EFOS, Inc. as at October 31, 2000 and 1999, and for each of the years in the three-year period ended October 31, 2000, appearing in this registration statement have been audited by Ernst & Young LLP, chartered accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION


         We are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports and other information with the SEC. We have also filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

         We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

                     INCORPORATION OF DOCUMENTS BY REFERENCE


         The SEC allows us to "incorporate by reference" the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Information incorporated by reference is deemed to be part of this prospectus. The following documents, filed with the SEC, are specifically incorporated by reference and form an integral part of this prospectus:

         (a) our Annual Report on Form 20-F for the year ended August 31, 2000, dated January 18, 2001;

         (b) pages 5 to 30 of our Report on Form 6-K, dated June 28, 2001, reporting certain information relating to our financial condition and results of operations for the third quarter ended May 31, 2001;

         (c) pages 3 to 23 of our Report on Form 6-K, dated March 22, 2001, reporting certain information relating to our financial condition and results of operations for the second quarter ended February 28, 2001;

         (d) our Report on Form 6-K, dated January 4, 2001, setting forth the Management Proxy Circular, dated December 1, 2000, for our annual general and special meeting of the shareholders held on January 17, 2001, excluding from such Management Proxy Circular the sections entitled "Report on Executive Compensation by the Human Resources Committee," "Performance Graph," "Modification of the Subscription Price of the Options Granted to Employees, Officers, Consultants and Directors in June, September and October 2000" and "Statement of Corporate Governance Practices"; and

         (e) the description of our subordinate voting shares contained in our Form 8-A, dated June 26, 2000.

         In addition, all subsequent annual reports on Form 20-F, Form 40-F or Form 10-K, and any subsequent filings on Form 10-Q and 8-K filed by us pursuant to the Exchange Act and, to the extent, if at all, designated therein, certain reports on Form 6-K furnished by us, after the date of this prospectus and before the termination of the offering shall be deemed to be incorporated by reference in this prospectus.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         You may request a copy of any of these documents, at no cost, by contacting us in writing or by telephone at our principal executive office:

                                465 Godin Avenue
                         Vanier, Quebec G1M 3G7, Canada
                                 (418) 683-0211
                         Attention: Corporate Secretary

         EXCEPT AS DESCRIBED ABOVE, NO OTHER INFORMATION IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (INCLUDING, WITHOUT LIMITATION, INFORMATION ON OUR WEBSITE).

                          INDEX TO FINANCIAL STATEMENTS


BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
(in US dollars)

Auditors' Report.............................................................F-2
Combined consolidated balance sheets as of December 19, 2000 and
December 31, 1999 and 1998 ..................................................F-3
Combined consolidated statements of income for the period from
January 1, 2000 to December 19, 2000 and for the years ended
December 31, 1999 and 1998 ..................................................F-4
Combined consolidated statements of stockholders' equity for the period from January 1, 2000 to December 19, 2000 and for the years ended December 31, 1999 and 1998 ............................................F-5
Combined consolidated statements of cash flows for the period from
January 1, 2000 to December 19, 2000 and for the years ended
December 31, 1999 and 1998 ..................................................F-6
Notes to the combined consolidated financial statements......................F-7

EFOS INC.
(in Canadian dollars)

Auditors' Report............................................................F-18
Balance sheets as at October 31, 2000 and 1999..............................F-19
Statements of income and retained earnings for the years ended
October 31, 2000, 1999 and 1998 ............................................F-20
Statements of cash flows for the years ended October 31, 2000,
1999 and 1998 ..............................................................F-21
Notes to financial statements...............................................F-22

Unaudited interim balance sheets as at October 31, 2000
and January 31, 2001 .......................................................F-31
Unaudited comparative statement of earnings and retained earnings for the three months ended January 31, 2001 ................................F-32
Unaudited comparative statement of cash flows for the three
months ended January 31, 2001 ..............................................F-33
Notes to unaudited interim financial statements.............................F-34


PRO-FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
OF EXFO ELECTRO-OPTICAL ENGINEERING INC.
(in US dollars)

Pro-forma unaudited consolidated statement of earnings
for the nine months ended May 31, 2001 .....................................PF-1
Pro-forma unaudited consolidated statement of earnings
for the year ended August 31, 2000 .........................................PF-2
Notes to pro-forma consolidated statements of earnings......................PF-3

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Burleigh Instruments, Inc.:


We have audited the accompanying combined consolidated balance sheets of Burleigh Instruments, Inc. and subsidiaries as of December 19, 2000 and December 31, 1999 and 1998, and the related combined consolidated statements of income, stockholders' equity and cash flows for the period from January 1, 2000 to December 19, 2000 and for the years ended December 31, 1999 and 1998. These combined consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Burleigh Instruments, Inc. and subsidiaries as of December 19, 2000 and December 31, 1999 and 1998, and the results of their operations and their cash flows for the period from January 1, 2000 to December 19, 2000 and for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.



                                   /s/KPMG LLP

April 13, 2001

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
                      COMBINED CONSOLIDATED BALANCE SHEETS
             AS OF DECEMBER 19, 2000 AND DECEMBER 31, 1999 AND 1998


                          ASSETS                                    2000                1999               1998
                                                              -----------------   -----------------  -----------------
Current assets:
    Cash and cash equivalents                                 $     73,741             462,030             80,984
    Trade receivables, less allowance for doubtful
       accounts of $70,000 in 2000, $4,261 in
       1999 and $13,634 in 1998                                  3,776,123           2,795,232          2,145,497
    Inventories (notes 2 and 6)                                  3,203,897           2,950,291          2,411,643
    Current portion of notes receivable (notes 3 and 6)                 --              19,859             18,291
    Prepaid expenses                                                39,853              15,895             15,931
                                                              -----------------   -----------------  -----------------

               Total current assets                              7,093,614           6,243,307          4,672,346

Property, plant and equipment, net (notes 4 and 6)               4,366,287           1,720,997          1,792,650

Property held for sale                                                  --                  --            162,496

Notes receivable from stockholders and
    other long-term notes (notes 3 and 6)                               --              17,585            445,862

Other assets                                                        88,499              74,719             71,124
                                                              -----------------   -----------------  -----------------

                                                              $ 11,548,400           8,056,608          7,144,478
                                                              =================   =================  =================

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Borrowings under line of credit (note 6)                       990,750           1,174,600            550,000
    Current portion of long-term debt (note 7)                     187,991                  --            122,775
    Current portion of capital lease obligations (note 5)          186,623              74,876             66,646
    Accounts payable                                             2,888,447           1,304,909            714,459
    Accrued expenses                                               818,448             777,818            385,956
    Warranty reserve                                               160,000              65,000            110,000
                                                              -----------------   -----------------  -----------------

               Total current liabilities                         5,232,259           3,397,203          1,949,836

Obligations under capital leases,
    excluding current portion (note 5)                           3,073,122             918,760            993,636
Long-term debt, excluding current portion (note 7)                 751,964                  --                 --
Other liabilities                                                   10,196              51,302             44,241
                                                              -----------------   -----------------  -----------------

               Total liabilities                                 9,067,541           4,367,265          2,987,713
                                                              -----------------   -----------------  -----------------

Stockholders' equity:
    Common stock $.02 par value.  Authorized
       1,000,000 shares; issued and outstanding
       50,000 shares in 2000, 1999 and 1998                          1,000               1,000              1,000
    Retained earnings                                            2,479,859           3,688,343          4,155,765
                                                              -----------------   -----------------  -----------------

               Total stockholders' equity                        2,480,859           3,689,343          4,156,765
                                                              -----------------   -----------------  -----------------

Commitments, concentrations and contingencies
    (notes 1, 5 and 11)

                                                              $ 11,548,400           8,056,608          7,144,478
                                                              =================   =================  =================

See accompanying notes to combined consolidated financial statements.

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
                   COMBINED CONSOLIDATED STATEMENTS OF INCOME
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 DECEMBER 19,        DECEMBER 31,       DECEMBER 31,
                                                                     2000                1999               1998
                                                                     ----                ----               ----
Sales                                                          $  20,713,876         14,214,099         11,373,212
Cost of sales                                                      7,662,671          5,899,781          4,660,208
                                                               -------------       ------------       ------------
            Gross profit                                          13,051,205          8,314,318          6,713,004
                                                               -------------       ------------       ------------

Selling expenses                                                   3,351,772          2,981,055          2,312,382
General and administrative expenses                                3,568,677          2,540,376          1,799,489
Research and development expenses                                  2,580,650          2,014,464          1,908,673
                                                               -------------       ------------       ------------
                                                                   9,501,099          7,535,895          6,020,544
                                                               -------------       ------------       ------------
            Operating income                                       3,550,106            778,423            692,460

Interest expense                                                    (255,740)          (198,343)          (158,758)
Interest income                                                      121,842             56,156             20,942
Other income                                                          54,566             32,854             32,572
                                                               -------------       ------------       ------------
            Income before New York
               State franchise taxes                               3,470,774            669,090            587,216

New York State franchise taxes                                        32,000              8,610             10,896
                                                               -------------       ------------       ------------
            Net income                                         $   3,438,774            660,480            576,320
                                                               =============       ============       ============

Net income per share:
    Basic and diluted                                          $       68.78              13.21              11.53
                                                               =============       ============       ============
Weighted average shares used in
    calculating net income per share:
       Basic and diluted                                              50,000             50,000             50,000
                                                               =============       ============       ============
Pro forma data:
    Net income before income
       tax expense                                                 3,438,774            660,480            576,320
    Pro forma provision for income
       tax expense (unaudited)                                    (1,321,000)          (174,000)          (136,000)
                                                               -------------       ------------       ------------
            Pro forma net income
               (unaudited)                                     $   2,117,774            486,480            440,320
                                                               =============       ============       ============
Pro forma net income per share
    (unaudited):
       Basic and diluted                                       $       42.35               9.73               8.81
                                                               =============       ============       ============
Weighted average shares outstanding
    in calculating pro forma basic and
    diluted net income per share                                      50,000             50,000             50,000
                                                               =============       ============       ============

See accompanying notes to combined consolidated financial statements.

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
            COMBINED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                       COMMON STOCK                                       TOTAL
                                                 -------------------------           RETAINED         STOCKHOLDERS'
                                                 SHARES            AMOUNT            EARNINGS            EQUITY
                                                 ------            ------            --------            ------
Balances at December 31, 1997                     50,000         $   1,000          3,847,786           3,848,786

    Stockholders' distributions                       --                --           (268,341)           (268,341)

    Net income for the year                           --                --            576,320             576,320
                                               ---------         ---------          ---------           ---------

Balances at December 31, 1998                     50,000             1,000          4,155,765           4,156,765

    Stockholders' distributions                       --                --         (1,127,902)         (1,127,902)

    Net income for the year                           --                --            660,480             660,480
                                               ---------         ---------          ---------           ---------

Balances at December 31, 1999                     50,000             1,000          3,688,343           3,689,343

    Stockholders' distributions                       --                --         (4,647,258)         (4,647,258)

    Net income for the period                         --                --          3,438,774           3,438,774
                                               ---------         ---------          ---------           ---------

Balances at December 19, 2000                     50,000         $   1,000          2,479,859           2,480,859
                                               =========         =========          =========           =========

See accompanying notes to combined consolidated financial statements.

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
                  COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                        DECEMBER 19,        DECEMBER 31,      DECEMBER 31,
                                                                            2000                1999              1998
                                                                            ----                ----              ----
Cash flows from operating activities:
     Net income                                                           $3,438,774          660,480           576,320
     Adjustments to reconcile net income to net cash
         provided by operating activities:
              Depreciation and amortization                                  434,124          356,559           325,369
              Gain on sale of property held for sale                              --          (10,142)               --
              Provision for obsolete inventory                               510,000          141,000            20,000
              Provision for warranty costs                                   233,356          230,380           296,551
              Change in assets and liabilities:
                  (Increase) decrease in:
                    Trade receivables                                       (980,891)        (649,735)         (524,728)
                    Inventories                                             (763,606)        (679,648)          162,947
                    Prepaid expenses                                         (23,958)              36            (2,025)
                    Other assets                                             (13,780)          (3,595)           (3,589)
                  (Decrease) increase in:
                    Accounts payable                                       1,583,538          590,450           363,851
                    Accrued expenses                                          40,630          391,862          (260,594)
                    Warranty reserve                                        (138,356)        (275,380)         (236,551)
                    Other liabilities                                        (41,106)           7,061           (31,721)
                                                                          ----------       ----------        ----------
                        Net cash provided by operating activities          4,278,725          759,328           685,830
                                                                          ----------       ----------        ----------

Cash flows from investing activities:
    Capital expenditures, net of minor disposals                            (731,467)        (284,906)         (224,864)
    Proceeds from property held for sale                                          --          172,638                --
                                                                          ----------       ----------        ----------
                        Net cash used in investing activities               (731,467)        (112,268)         (224,864)
                                                                          ----------       ----------        ----------

Cash flows from financing activities:
    Borrowings under line of credit                                        9,301,389          902,700         1,450,000
    Repayments under line of credit                                       (9,485,239)        (278,100)       (1,700,000)
    Proceeds received from payments of notes
       receivable from stockholders and other
       long-term notes                                                        37,444          426,709           302,742
    Borrowings under long-term debt                                          939,955               --                --
    Advances under notes receivable from stockholders                             --               --          (410,000)
    Net decrease in advances to unconsolidated affiliated company                 --               --            45,280
    Stockholders' distributions                                           (4,647,258)      (1,127,902)         (268,341)
    Principal payments on long-term debt                                          --         (122,775)           (3,394)
    Principal payments on capital lease obligations                          (81,838)         (66,646)          (69,685)
                                                                          ----------       ----------        ----------
                        Net cash used in financing activities             (3,935,547)        (266,014)         (653,398)
                                                                          ----------       ----------        ----------
                        Net increase (decrease) in cash                     (388,289)         381,046          (192,432)
Cash balance at beginning of year                                            462,030           80,984           273,416
                                                                          ----------       ----------        ----------
Cash balance at end of year/period                                        $   73,741          462,030            80,984
                                                                          ==========       ==========        ==========

Supplemental disclosure of cash flow information:
    Cash paid during the year/period for interest                         $  259,370          189,542           158,758
    Cash paid during the year/period for New York State franchise taxes       12,027            8,610            10,896
                                                                          ==========       ==========        ==========

Supplemental disclosure of non cash investing and financing activities:
    Capital lease obligation for office space                             $2,347,947               --                --
                                                                          ==========       ==========        ==========
    Increase in capital lease obligation for office space
       due to extension of lease term and minimum monthly payment amounts         --               --           491,250
                                                                          ==========       ==========        ==========

See accompanying notes to combined consolidated financial statements.

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998

(1)      DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

         DESCRIPTION OF THE COMPANY

         Burleigh Instruments, Inc. (the Company) was founded in 1972 and is a leading manufacturer of precision scientific instruments used in basic and applied research, engineering and production test applications in a variety of fields. The Company sells its products to domestic and international customers.

         BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

         The combined consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries, Burleigh Instruments Ltd. (Ltd.) and Burleigh Instruments GmbH (GmbH), as well as Burleigh DISC Inc. (DISC), a Domestic International Sales Corporation which is under common control and ownership. The subsidiaries, Ltd. and GmbH, were established to sell Burleigh and third party manufactured products in the United Kingdom and Germany. The DISC acts exclusively as an export commission agent for the Company and is therefore combined with Company's consolidated financial statements.

         On December 31, 1995, the Company discontinued GmbH operations. On December 31, 1996, the Company discontinued Ltd. operations. In February 2000, in final liquidation of Burleigh Instruments, Ltd. (Ltd.), receivables of $223,597 were transferred to Burleigh Instruments, Inc. Additionally cash totalling $124,543 was distributed to shareholders of Ltd. Although these subsidiaries have no continuing operations, the Company has maintained the legal entities for future opportunities.

         In November 1999, the Company sold the Ltd. office building used prior to ceasing operations. Ltd.'s only source of income during 1999 and 1998 was rental income earned on the building. In 2000, 1999 and 1998, Burleigh Instruments Inc. continued to sell equipment in the United Kingdom through independent distributors.

         All significant intercompany balances have been eliminated in consolidation and combination.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         INVENTORIES

         Inventories are valued at lower of cost or market determined on a first-in, first-out (FIFO) basis.

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998


         REVENUE RECOGNITION

         Revenue is recognized upon transfer of title which occurs upon shipment.

         DEPRECIATION AND AMORTIZATION

         Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is provided over the estimated useful lives of the respective assets computed under the straight-line method. Buildings, equipment and software under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the related asset.

         INCOME TAXES

         The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the "Code"). Accordingly, the taxable income of the Company is reported on the individual income tax returns of the stockholders.

         The Company distributed $1.8 million in cash on December 20, 2000 to its former shareholders, representing the estimated individual tax liability for each of the former shareholders for the period beginning January 1, 2000 and ending on the date of the sale of the Company (December 19, 2000).

         PRO FORMA NET INCOME

         The unaudited pro forma net income and per share amounts are presented in the combined consolidated statements of operations to reflect the pro forma effects for income taxes as if the Company had been a taxable entity for all periods presented.

         BASIC NET INCOME PER SHARE

         The Company has presented net income per share pursuant to SFAS No. 128, EARNINGS PER SHARE and the Securities and Exchange Commission Staff Accounting Bulletin No. 98.

         Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for each period presented.

         ROYALTIES

         The Company licenses certain software and technology which is integrated into its proprietary products. Royalty costs associated with these arrangements are generally recognized as expense on a per unit sales basis when products are shipped.

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998


         WARRANTY RESERVE

         The Company accrues costs related to warranty obligations incurred in connection with the sale of goods. Management's estimate of the required warranty reserve is based upon historical experience and known or expected future obligations.

         RESEARCH AND DEVELOPMENT

         Expenditures for research and development are charged to earnings in the period incurred. The Company periodically receives government-sponsored research and development contracts. These contracts are for cost reimbursement only. It is the Company's policy to offset all such research and development cost incurred with the related reimbursement. Total costs reimbursed under the contracts for the period from January 1 to December 19, 2000 and the years ended December 31, 1999 and 1998 were $371,360, $344,000 and $70,000, respectively.

         COMPREHENSIVE INCOME

         There are no differences between the Company's reported net income and comprehensive income.

         USE OF ESTIMATES

         Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Such estimates primarily relate to allowance for excess/obsolete inventory, allowance for doubtful accounts receivable, and warranty reserves. Actual results could differ from these estimates.

         LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         SFAS 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF establishes accounting standards to account for the impairment of long-lived assets, and certain identifiable intangibles. Under SFAS 121 the Company reviews assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

         At December 31, 1996, the Company announced its decision to discontinue Ltd. operations and consequently wrote the building and associated leasehold improvements down to estimated fair value. On November 30, 1999, the Company sold the building and associated leasehold improvements for (pound)108,000, which approximated $172,638. The disposal resulted in a gain of $10,142. The Company used the proceeds from the sale of the building to repay the outstanding foreign bank term loan (see note 7).

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998


         ADVERTISING

         Advertising costs are expensed as incurred and included within selling, general and administrative expenses. Total advertising expenses were $444,745, $430,808 and $382,213 for the period from January 1 to December 19, 2000 and the years ended December 31, 1999 and 1998, respectively.

         RECLASSIFICATION

         Certain accounts have been reclassified from the prior year to conform with the current year presentation.

(2)      INVENTORIES

         Components of inventories at December 19, 2000, December 31, 1999 and 1998 are as follows:

                                  2000              1999                1998
                              -----------       -----------        -----------

Raw materials                 $ 2,694,697         2,355,262          2,106,122
Work-in process                 1,032,665           766,630            432,281
Finished goods                    243,645           212,618            195,516
                              -----------       -----------        -----------
                                3,971,007         3,334,510          2,733,919
Allowance for excess/
obsolete inventory               (767,110)         (384,219)          (322,276)
                              -----------       -----------        -----------
                              $ 3,203,897         2,950,291          2,411,643
                              ===========       ===========        ===========

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998



(3)      NOTES RECEIVABLE FROM STOCKHOLDERS AND OTHER LONG-TERM NOTES

         Notes receivable from stockholders and other long-term notes at December 19, 2000, December 31, 1999 and 1998 consist of the following:

                                  2000              1999                1998
                              -----------       -----------        -----------
Promissory notes receivable
from stockholders, payable
on demand and bearing
interest at 9%. These notes
were paid in full in 1999.    $     --                  --             410,000

Note receivable associated
with the sale of assets of
Burleigh Northwest Optical
(BNWO) to a non-related party,
due in monthly installments
of $1,840 including interest
at 8.25%, through September 1,
2001. This receivable is secured
by the underlying assets sold.
This note was paid in full
during 2000.                        --              37,444              54,153
                              -----------       -----------        -----------
                                    --              37,444             464,153
Less current portion                --              19,859              18,291
                              -----------       -----------        -----------
Notes receivable - long-term  $     --              17,585             445,862
                              ===========       ===========        ===========

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998


(4)      PROPERTY, PLANT AND EQUIPMENT

         A summary of property, plant and equipment at December 19, 2000, December 31, 1999 and 1998 is as follows:

                                      DECEMBER 19,       DECEMBER 31,       DECEMBER 31,        ESTIMATED
                                          2000               1999               1998           USEFUL LIFE
                                          ----               ----               ----           -----------
Machinery and equipment               $ 2,208,425         1,778,364          1,531,484           7 years
Furniture and fixtures                    139,240           137,520            135,384           7 years
Transportation equipment                   84,019            84,019            112,351           6 years

Leased building                         2,769,305         1,441,250          1,441,250          15 years
Leased furniture/equipment                697,947                --                 --           7 years
Leasehold improvements                    824,129           524,443            487,101       10-20 years
                                      -----------       -----------        -----------
                                        6,723,065         3,965,596          3,707,570
Less accumulated
depreciation and
amortization                           (2,356,778)       (2,244,599)        (1,914,920)
                                      -----------       -----------        -----------
         Net property, plant and
         equipment                    $ 4,366,287         1,720,997          1,792,650
                                      ===========       ===========        ===========

         On September 30, 2000, the Company entered into a new capital lease agreement (note 5) with a related party for additional office and manufacturing space. The additional building space was capitalized in the amount of $1,650,000 which approximated the fair value of the building space.

         On October 24, 2000 and December 11, 2000, the Company entered into lease agreements for furniture and equipment. The furniture and equipment was capitalized in the amount of $269,269 and $428,678, respectively, which approximates its fair value.

(5)      LEASING ARRANGEMENTS

         The Company has a lease agreement with a related party for its manufacturing plant and office complex. This lease is classified as a capital lease for financial statement purposes. Monthly payments under the lease are $15,600 through April 2008.

         On September 30, 2000, the Company entered a new lease agreement, also with a related party, for an addition to its existing manufacturing plant and office complex. Monthly payments are $15,833 with a lease term through September 2020. The lease is classified as a capital lease for financial statement purposes.

         On October 24, 2000 and December 11, 2000, the Company entered into new lease agreements for furniture and equipment. Monthly payments are $4,455 and $7,042, respectively. The lease terms extend through December 2007. Both leases are classified as capital leases for financial statement purposes.

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998


         Future minimum capital lease payments at December 19, 2000 are as follows:

                  Year ending December 31:

                         2001                                   $    515,175
                         2002                                        515,175
                         2003                                        515,175
                         2004                                        515,175
                         2005                                        515,175
                         Thereafter                                3,506,339
                                                                ------------
                                                                   6,082,214

                         Less amounts representing
                         effective interest and executory
                         costs ranging from 9.92% to 11.7%        (2,822,469)
                                                                ------------
                  Present value of minimum capital
                  lease payments                                   3,259,745
                  Less current portion of capital
                  lease obligations                                 (186,623)
                                                                ------------
                  Capital lease obligations, excluding
                  current portion                               $  3,073,122
                                                                ============

         The Company has several operating leases for vehicles and equipment. Future minimum lease payments are $12,342 for 2001 and $470 for 2002.

         Rental expense for all operating leases charged against earnings amounted to $20,104, $19,634 and $15,049 for the period from January 1 to December 19, 2000 and the years ended December 31, 1999 and 1998, respectively.

(6)      BANK LINE OF CREDIT

         The Company has a $3,000,000 bank line of credit. Amounts borrowed are payable on demand, bear interest at the bank's prime rate (9.5%, 8.50% and 7.75% at December 19, 2000, December 31, 1999 and 1998) or LIBOR plus 1.77%, and are secured by accounts receivable, inventories and equipment. At December 19, 2000, December 31, 1999 and 1998, the Company had $990,750, $1,174,600 and $550,000, respectively, outstanding in borrowings on its bank line of credit. Maximum outstanding borrowings under the line of credit arrangement amounted to $2,855,000, $1,342,500 and $800,000 for the period from January 1 to
         December 19, 2000 and the years ended December 31, 1999 and 1998, respectively. The weighted average interest rates on outstanding borrowings for the period from January 1 to December 19, 2000 and the years ended December 31, 1999 and 1998 were 8.4%, 8.0% and 8.4%, respectively.

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998


(7)      LONG-TERM DEBT

         Long-term debt at December 19, 2000, December 31, 1999 and 1998 consists of the following:

                                                          2000                 1999                1998
                                                          ----                 ----                ----
Bank term loan, due in 60 monthly
installments of $15,666, excluding
interest at LIBOR plus 2.0%. Principal
payments begin February 1, 2001.
Subsequent to December 19, 2000, the
Company paid the term loan in full with
proceeds from EXFO (see note 13)                        $ 939,955               --                     --

Foreign bank term loan, due in monthly
installments of (pound)776 which approximated
$1,288 at December 31, 1998, including
interest at the bank's base rate plus 2.5%.
Repayment of the debt was made in full
in 1999 through proceeds from the sale
of the building securing this loan (see
note 13).                                                      --               --                122,775
                                                        ---------        ---------              ---------
                                                          939,955               --                122,775
Less current portion                                     (187,991)              --               (122,775)
                                                        ---------        ---------              ---------
                                                        $ 751,964               --                     --
                                                        =========        =========              =========

(8)      NEW YORK STATE FRANCHISE TAXES

         The Company is subject to New York State franchise tax as an S corporation. The calculation of this tax rate is the difference between the total franchise tax rate and the highest personal income tax rate. Tax expense amounted to $32,000 for the period from January 1 to December 19, 2000, $8,610 for the year ended December 31, 1999 and $10,896, including taxes for Ltd., for the year ended December 31, 1998 (effective rates of 0.9%, 1.1% and 1.7%, respectively).

(9)      PROFIT SHARING AND RETIREMENT SAVINGS PLAN

         The Company has a non-contributory tax qualified profit sharing plan covering substantially all employees. Contributions to the plan are at the discretion of the Board of Directors. Plan contributions were $178,553, $142,199 and $115,392 for the period from January 1 to December 19, 2000 and for the years ended December 31, 1999 and 1998, respectively.

         The Company's benefit plan includes a retirement savings option covering substantially all of its employees which allows participants to make contributions, via salary reduction, pursuant to

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998


         section 401(k) of the Internal Revenue Code. The plan also allows participants to contribute up to 15% of their compensation, with the employer matching a portion of this elective deferral. The current matching contribution rate is 50 cents for every dollar contributed, up to a limit of 3% of a participant's compensation. The Company's contribution was $154,135 for the period from January 1 to December 19, 2000, $105,050 for the year ended December 31, 1999 and $80,093 for the year ended December 31, 1998.

         Participants vest in Company contributions at 20% after two years and 20% each year thereafter until fully vested. Employee contributions are fully vested.

(10)     STOCKHOLDERS' EQUITY

         In April 2000, the principal shareholders of the Company sold 11,066 shares of their own stock to certain officers of the Company for $504 a share, which approximated fair value at the date of sale based on an independent third party appraisal. Payment of the stock was in the form of a full recourse promissory note which is payable in various installments through 2010 at an annual interest rate of 6.42%. The stock also included a fair value put option beginning eighteen months after the issuance of the stock as a possible form of repaying the promissory note.

(11)     COMMITMENTS AND CONTINGENCIES

         The Company is involved in various claims and legal actions arising in the ordinary course of business. If the plaintiff's claims are probable, the appropriate amount is accrued in the consolidated financial statements. In the opinion of management, the ultimate disposition of matters not accrued will not have a material adverse effect on the Company's combined consolidated financial position results of operations or liquidity.

(12)     SEGMENTED INFORMATION

         The Company has no reportable business segments, however, it does have reportable geographic segments for the period from January 1 to December 19, 2000, and the years ended December 31, 1999 and 1998. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                 PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                               ------------------------------------------------------------------------------
                                    UNITED
                                    STATES            JAPAN           EUROPE          OTHER         TOTAL
                                    ------            -----           ------          -----         -----
Revenues from external
customers                      $    12,635,464       1,323,617       3,314,220       3,440,575     20,713,876


                                                        YEAR ENDED DECEMBER 31, 1999
                               ------------------------------------------------------------------------------
                                    UNITED
                                    STATES            JAPAN           EUROPE          OTHER         TOTAL
                                    ------            -----           ------          -----         -----

Revenues from external
customers                      $     8,244,177       1,279,269       2,558,538       2,132,115     14,214,099


                                                        YEAR ENDED DECEMBER 31, 1998
                               ------------------------------------------------------------------------------
                                    UNITED
                                    STATES            JAPAN           EUROPE          OTHER         TOTAL
                                    ------            -----           ------          -----         -----

Revenues from external
customers                      $     7,165,124       1,251,053       1,933,446       1,023,589     11,373,212


         The Company's largest customers are located in the United Kingdom, Germany and Japan. These customers are distributors of Company products. The Company's assets in locations outside the United States were immaterial for all periods presented.

(13)     SUBSEQUENT EVENTS (UNAUDITED)

         Subsequent to December 19, 2000, EXFO provided a $3.3 million intercompany loan to the Company for the repayment of its term loan (see note 7) and to purchase the Company's manufacturing plant and office complex (see note 4) leased from a related party.

         On February 21, 2001, Burleigh Automation Inc., a newly created, wholly-owned subsidiary of Burleigh Instruments, Inc. entered into a definitive agreement to acquire Vanguard Technical Solutions Inc., a wholly-owned subsidiary of DT Industries, Inc. for approximately $600,000 in cash.

(14)     FINANCIAL INSTRUMENTS

         The carrying value of cash and cash equivalents, trade receivables, borrowings under line of credit, accounts payable and accrued expenses approximates fair value because of the short maturity of the financial instruments. The carrying value of long-term debt which has variable interest rates based on market rates approximates fair value of those financial instruments. The fair value of the Company's obligations under capital leases which was based on the amount of future cash flows associated with each instrument discounted using borrowing rates currently available for similar debt instruments of similar maturity approximated the carrying value.

                   BURLEIGH INSTRUMENTS, INC. AND SUBSIDIARIES
             NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                   PERIOD FROM JANUARY 1 TO DECEMBER 19, 2000
                   AND YEARS ENDED DECEMBER 31, 1999 AND 1998


(15)     NEW ACCOUNTING PRONOUNCEMENTS

         In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES ("SFAS No. 140"). SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and effective for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. The Company does not believe that the adoption of SFAS No. 140 will have any impact on the Company's financial reporting.

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"). This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives assets or liabilities in the statement of financial position and measurement of those instruments at fair value. This statement, as amended under SFAS 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES ("SFAS No. 138), is effective for the fiscal years beginning after June 15, 2000. The Company does not believe the adoption of SFAS No. 133 and SFAS No. 138 will have a significant impact on the Company's financial reporting.

(16)     RECONCILIATION TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

         The combined consolidated financial statements have been prepared according to United States generally accepted accounting principles. The combined consolidated financial statements comply, in all material respects, with Canadian generally accepted accounting principles.

                                AUDITORS' REPORT





To the Directors of
EFOS INC.

We have audited the balance sheets of EFOS INC. as at October 31, 2000 and 1999 and the statements of income and retained earnings and cash flows for each of the years in the three-year period ended October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards for the year ended October 31, 2000 and Canadian generally accepted auditing standards for each of the years in the three-year period ended October 31, 2000. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 2000 in accordance with Canadian generally accepted accounting principles.




Toronto, Canada,                                /s/ Ernst & Young LLP
November 29, 2000                               Chartered Accountants
[except as to Note 10 which
  is as of May 7, 2001].

EFOS INC.
Incorporated under the laws of Ontario

                                 BALANCE SHEETS


As at October 31
(in Canadian dollars)


                                                      2000               1999
                                                        $                  $
--------------------------------------------------------------------------------
ASSETS
CURRENT
Cash                                                169,104                 --
Accounts receivable                               4,738,892          2,680,677
Inventories [NOTE 2]                              4,205,684          2,259,993
Investment tax credits recoverable [NOTE 4]         949,088          1,023,882
Prepaid expenses and deposits                       174,076            220,198
Due from affiliated companies [NOTE 6]              183,506            177,335
Deferred income taxes                                    --             16,000
--------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                             10,420,350          6,378,085
--------------------------------------------------------------------------------
Capital assets, net [NOTE 3]                      1,311,056            615,495
--------------------------------------------------------------------------------
                                                 11,731,406          6,993,580
================================================================================

LIABILITIES AND SHAREHOLDERS'
     EQUITY
CURRENT
Bank indebtedness [NOTE 8[C]]                        75,000                 --
Accounts payable and accrued liabilities          3,847,259          1,664,100
Income taxes payable                              1,510,927            378,763
Deferred income taxes                               100,000                 --
Deferred leasehold inducements                           --             52,866
--------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                         5,533,186          2,095,729
--------------------------------------------------------------------------------
Due to affiliated companies [NOTE 6]              3,329,341          3,997,151
--------------------------------------------------------------------------------
TOTAL LIABILITIES                                 8,862,527          6,092,880
--------------------------------------------------------------------------------
COMMITMENTS [NOTE 8]
SHAREHOLDERS' EQUITY
Share capital                                         1,000              1,000
Authorized
       Unlimited common shares
Issued and outstanding in 2000, 1999 and 1998
       49 common shares                               1,000              1,000
--------------------------------------------------------------------------------
Retained earnings                                 2,867,879            899,700
--------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                        2,868,879            900,700
--------------------------------------------------------------------------------
                                                 11,731,406          6,993,580
================================================================================

SEE ACCOMPANYING NOTES

EFOS INC.


                   STATEMENTS OF INCOME AND RETAINED EARNINGS


For the years ended October 31
(in Canadian dollars)


                                                                  2000            1999           1998
                                                                    $               $              $
------------------------------------------------------------------------------------------------------------
SALES                                                           24,867,997      13,891,637      15,621,423
Cost of sales                                                   11,855,892       7,373,326       9,781,975
------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                    13,012,105       6,518,311       5,839,448
------------------------------------------------------------------------------------------------------------

EXPENSES
General and administrative                                       2,952,481       2,310,947       2,566,452
Selling                                                          4,330,895       2,424,964       1,701,075
Research and development, net of investment
   tax credits [NOTE 4]                                          1,871,087         959,970         843,232
Depreciation and amortization                                      428,411         423,479         490,664
Interest on loans from related parties [NOTE 6]                    194,052         163,444              --
------------------------------------------------------------------------------------------------------------
                                                                 9,776,926       6,282,804       5,601,423
------------------------------------------------------------------------------------------------------------
Income before income taxes                                       3,235,179         235,507         238,025
------------------------------------------------------------------------------------------------------------
Provision for income taxes [NOTE 5]
   Current                                                       1,151,000          70,344          39,000
------------------------------------------------------------------------------------------------------------
   Deferred                                                        116,000           8,000           7,000
------------------------------------------------------------------------------------------------------------
                                                                 1,267,000          78,344          46,000
------------------------------------------------------------------------------------------------------------
NET INCOME FOR THE YEAR                                          1,968,179         157,163         192,025

Retained earnings, beginning of year                               899,700         742,537         550,512
------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS, END OF YEAR                                   2,867,879         899,700         742,537
============================================================================================================

SEE ACCOMPANYING NOTES

EFOS INC.


                            STATEMENTS OF CASH FLOWS


For the years ended October 31
(in Canadian dollars)


                                                                 2000            1999            1998
                                                                   $               $               $
------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income for the year                                         1,968,179         157,163         192,025
Add items not involving cash
   Depreciation and amortization                                  428,411         423,479         490,664
   Deferred income taxes                                          116,000           8,000           7,000
------------------------------------------------------------------------------------------------------------
                                                                2,512,590         588,642         689,689
Net change in non-cash working capital
   balances related to operations [NOTE 9]                       (626,704)       (730,051)       (164,803)
------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES                                            1,885,886        (141,409)        524,886
------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Proceeds from disposal of capital assets                               --          38,610              --
Purchase of capital assets                                     (1,123,972)       (295,482)       (141,279)
------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                              (1,123,972)       (256,872)       (141,279)
------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase in bank indebtedness                                      75,000              --              --
Loans from shareholders                                                --      (2,813,424)      2,813,424
Due to affiliated companies                                      (667,810)      1,780,886       1,051,575
------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                  (592,810)     (1,032,538)      3,864,999
------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH DURING THE YEAR                   169,104      (1,430,819)      4,248,606
Cash position, beginning of year                                       __       1,430,819      (2,817,787)
------------------------------------------------------------------------------------------------------------
CASH POSITION, END OF YEAR                                        169,104              --       1,430,819
============================================================================================================

SEE ACCOMPANYING NOTES

EFOS INC.


                          NOTES TO FINANCIAL STATEMENTS


October 31, 2000
(in Canadian dollars)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared by management on the historical costs basis in accordance with Canadian generally accepted accounting principles applied on a consistent basis within the framework of the significant accounting policies summarized below. The significant differences between generally accepted accounting principles in Canada and the United States are disclosed in note 10.

INVENTORIES

Raw materials, which consist of components for assembly, and work-in-process are stated at the lower of cost and replacement cost, while finished goods are stated at the lower of cost and net realizable value. Cost is determined on a weighted average cost basis.

CAPITAL ASSETS

Capital assets are recorded at acquisition cost, net of any related investment tax credits ["ITCs"] and accumulated depreciation and amortization. EFOS Inc. [the "Company"] provides for depreciation and amortization at rates which are expected to charge operations with the cost of the assets on a straight-line basis over their estimated useful lives as follows:

Computer equipment                 5 years
Computer software                  2 years
Office furniture and equipment     5 years
Production equipment               5 years
Tooling                            2 years
Leasehold improvements over the term of the lease

REVENUE RECOGNITION

Revenue from sales of products is recognized upon shipment to customers.

FOREIGN CURRENCY TRANSLATION

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the balance sheet dates. Revenue and expenses are translated at exchange rates prevailing on the transaction dates. The Company enters into forward exchange contracts to hedge anticipated sales. Foreign exchange gains (losses) are recorded on settlement of these contracts. Exchange gains (losses) on translation are included in income [2000 -- $ 148,431; 1999 -- ($ 74,172); 1998 -- $ 265,939].

EFOS INC.


                          NOTES TO FINANCIAL STATEMENTS

October 31, 2000
(in Canadian dollars)

INCOME TAXES

The deferral method is used in accounting for income taxes whereby timing differences between income reported in the financial statements and taxable income result in deferred income taxes. Deferred income taxes result primarily from timing differences relating to scientific research and development ["SRED"] expenditures and depreciation and amortization claimed for income tax purposes and recorded for accounting purposes.

The required implementation of the new accounting standard issued by The Canadian Institute of Chartered Accountants in respect of income taxes has been deferred for privately owned companies until fiscal years starting on or after January 1, 2002. The Company has not early adopted this new standard. The implementation of this standard is not expected to have a material impact on the Company's financial statements.

RESEARCH AND DEVELOPMENT

Research expenditures [except for capital assets] are charged to expenses as incurred. Development expenditures are expensed unless they meet generally accepted criteria for deferral and amortization. No development costs have been deferred to date. ITCs earned as a result of incurring eligible SRED expenditures are recorded as a reduction of the related current year's expense or as a reduction of the related capital asset.

2.       INVENTORIES

Inventories consist of the following:


                                          2000                   1999
                                            $                      $
--------------------------------------------------------------------------------

Raw materials                           1,852,791                952,200
Work-in-process                           299,087                 94,454
Finished goods                          2,053,806              1,213,339
--------------------------------------------------------------------------------
                                        4,205,684              2,259,993
================================================================================

EFOS INC.


                          NOTES TO FINANCIAL STATEMENTS

October 31, 2000
(in Canadian dollars)

3.       CAPITAL ASSETS

Capital assets consist of the following:

                                                            2000
--------------------------------------------------------------------------------------------
                                                         ACCUMULATED
                                                        DEPRECIATION/         NET BOOK
                                         COST           AMORTIZATION           VALUE
                                          $                   $                  $
--------------------------------------------------------------------------------------------
Computer hardware and software         1,066,651           876,162              190,489
Office furniture and equipment           989,561           653,346              336,215
Production equipment                     927,315           654,480              272,835
Tooling                                  107,063           107,063                   --
Leasehold improvements                 1,410,505           898,988              511,517
--------------------------------------------------------------------------------------------
                                       4,501,095         3,190,039            1,311,056
============================================================================================


                                                            1999
--------------------------------------------------------------------------------------------
                                                         ACCUMULATED
                                                        DEPRECIATION/
                                         COST           AMORTIZATION       NET BOOK VALUE
                                          $                   $                  $
--------------------------------------------------------------------------------------------
Computer hardware and software           978,395           769,987              208,408
Office furniture and equipment           734,284           567,293              166,991
Production equipment                     657,471           577,995               79,476
Tooling                                  107,063           107,063                   --
Leasehold improvements                   899,910           739,290              160,620
--------------------------------------------------------------------------------------------
                                       3,377,123         2,761,628              615,495
============================================================================================

EFOS INC.


                          NOTES TO FINANCIAL STATEMENTS

October 31, 2000
(in Canadian dollars)

4.       INVESTMENT TAX CREDITS

The Company is eligible for ITCs on its qualifying current and capital expenditures incurred in each year. These credits are recorded in the year that realization is reasonably assured.

The Company applies the cost reduction method of accounting for these ITCs. Research and development expenses during the year have been reduced by ITCs of approximately $631,000 [1999 - $648,000; 1998 - $592,259].

5.       INCOME TAXES

The Company's effective income tax rate has been determined as follows:

                                                 2000               1999               1998
                                                  %                  %                  %
------------------------------------------------------------------------------------------------
Canadian statutory income tax rate                44.1               44.6               44.6
Small business deduction                          (1.4)             (19.8)             (14.3)
Manufacturing and processing tax credit           (4.7)              --                 --
Losses for which no tax benefit is recognized     --                 29.9                6.3
Reduction for Ontario superallowance              (3.1)             (37.6)             (12.3)
Permanent difference - other                       4.3               16.1               (5.0)
------------------------------------------------------------------------------------------------
EFFECTIVE INCOME TAX RATE                         39.2               33.2               19.3
================================================================================================

EFOS INC.


                          NOTES TO FINANCIAL STATEMENTS

October 31, 2000
(in Canadian dollars)

6.       RELATED PARTY TRANSACTIONS

Related party transactions and balances include the following:

                                         2000            1999            1998
                                           $               $               $
--------------------------------------------------------------------------------

Purchases                                29,295          39,188         347,895
================================================================================

In the normal course of business, the Company engages various professional and consulting firms for professional and consulting services. During the year, approximately $31,000 [1999 - $50,000; 1998 - $124,000] was paid to a legal professional firm in which a partner was a director of the company. Terms of these transactions are the same as those with unrelated parties.

                                                     2000               1999
                                                       $                  $
--------------------------------------------------------------------------------
Loans and advances from parent company            3,312,985          3,888,333
Interest payable                                     16,356            108,818
--------------------------------------------------------------------------------

Due to affiliated companies                       3,329,341          3,997,151
================================================================================

Advances from the parent company are not interest bearing. Loans to the parent company bear interest at approximately 8%. These advances and loans had no fixed terms of repayment as at October 31, 2000 and have been classified as long term.

                                                     2000               1999
                                                       $                  $
--------------------------------------------------------------------------------
Due from EFOS International                         102,008             98,577
Due from parent company                              81,498             78,758
--------------------------------------------------------------------------------
                                                    183,506            177,335
================================================================================

Due from affiliated companies consist of amounts paid by the Company on behalf of affiliated companies in the normal course of business.

The above related party transactions are measured at the exchange amount, that is the actual amount of consideration given for the items transferred or the service provided.

7.       FINANCIAL INSTRUMENTS

RISK MANAGEMENT ACTIVITIES

The Company manages credit risk in respect of trade accounts receivable by primarily dealing with large creditworthy customers. Management is of the view that the Company is not subject to a significant concentration of credit risk.

EFOS INC.


                          NOTES TO FINANCIAL STATEMENTS

October 31, 2000
(in Canadian dollars)

FAIR VALUES

The carrying values of cash, accounts receivable, investment tax credits recoverable, bank indebtedness, accounts payable and accrued liabilities and amounts due to and from affiliated companies approximate their fair values due to the relatively short periods to maturity of these instruments.

8.       COMMITMENTS

[a] Future minimum annual lease payments under operating leases relating primarily to the Company's head office and plant facilities and equipment are as follows:

     [as at October 31, 2000]                                           $
--------------------------------------------------------------------------------

     2001                                                            318,968
     2002                                                            316,107
     2003                                                            283,382
     2004                                                            268,244
     2005                                                            271,090
--------------------------------------------------------------------------------
     Thereafter                                                      565,046
================================================================================

[b] The Company has net cash inflows denominated in U.S. dollars. The Company utilizes foreign exchange contracts to hedge these exposures. As at October 31, 2000, the Company has outstanding foreign exchange contracts representing a net commitment to sell approximately U.S.$14,000,000 [1999 - U.S.$6,800,000; 1998 - U.S.$3,400,000] at rates ranging from Cdn.$1.4415 to
     Cdn.$1.5465 [1999 rates ranging from Cdn.$1.4694 to Cdn.$1.5556; 1998 rates ranging from Cdn.$1.3292 to Cdn$1.5556]. These contracts mature on various dates through September 2002. The Company has provided the bank with an assignment of term deposits and credit balances, to a maximum of U.S.$887,500, as collateral for these contracts.

[c] The Company has an operating line of credit with a major Canadian chartered bank for up to $3,000,000, which bears interest at the bank's prime based loan rate of 7.5% at October 31, 2000 and is repayable on demand. As at October 31, 2000, the Company has drawn down the operating line of credit by $75,000 [1999 - nil] The line of credit is collateralized by a general security agreement, assignment of adequate fire insurance and an unlimited guarantee of advances from the Company. Under the terms of the credit agreement the Company has undertaken to maintain certain financial covenants. As at October 31, 2000, the Company was in compliance with these covenants.

EFOS INC.


                          NOTES TO FINANCIAL STATEMENTS

October 31, 2000
(in Canadian dollars)

9.       STATEMENTS OF CASH FLOWS

The net change in non-cash working capital balances related to operations consists of the following:

                                                 2000               1999               1998
                                                   $                  $                  $
----------------------------------------------------------------------------------------------------
DECREASE (INCREASE) IN
CURRENT ASSETS
Accounts receivable                           (2,058,215)          (155,127)         1,896,493
Inventories                                   (1,945,691)          (818,096)           788,688
Investment tax credits recoverable                74,794            (96,949)           984,742
Prepaid expenses and deposits                     46,122            (91,728)           236,550
Due from affiliated companies                     (6,171)           (14,503)           (87,043)
----------------------------------------------------------------------------------------------------
                                              (3,889,161)        (1,176,403)         3,819,430
====================================================================================================

INCREASE (DECREASE) IN CURRENT LIABILITIES
Accounts payable and accrued liabilities       2,183,159            460,310         (4,019,416)
Income taxes payable                           1,132,164             34,744             83,983
Deferred leasehold inducements                   (52,866)           (48,702)           (48,800)
----------------------------------------------------------------------------------------------------
                                               3,262,457            446,352         (3,984,233)
----------------------------------------------------------------------------------------------------
                                                (626,704)          (730,051)          (164,803)
====================================================================================================

Cash interest paid was $243,000 [1999 - $127,000; 1998 - $231,599]. Cash income taxes paid were $848,000 [1999 - $ 35,000; 1998 - $27,000].

10.      UNITED STATES GENERALLY ACCEPTED ACCOUNTING  PRINCIPLES

The financial statements have been prepared in accordance with accounting principles generally accepted in Canada ["Canadian GAAP"] which differ in certain material respects from those applicable in the United States ["US GAAP"]. The material differences as they apply to the financial statements of the Company are as follows:

EFOS INC.


                          NOTES TO FINANCIAL STATEMENTS

October 31, 2000
(in Canadian dollars)

FORWARD EXCHANGE CONTRACTS

Under U.S. GAAP, in accordance with Statement of Financial Accounting Standard ("SFAS") 52, certain of the forward exchange contracts held for hedging and other purposes in 1998, 1999 and 2000, for which the underlying transactions are not firmly committed, have not been designated by management for hedge accounting. Consequently, unrealized exchange gains or losses on these contracts at each balance sheet date would be reflected in income for the corresponding year. Under Canadian GAAP, the Company's forward exchange contracts held for the purpose of hedging net cash inflows qualify for hedge accounting and any unrealized gains or losses are deferred and recognized in the statement of income upon settlement of the related transactions.

NEW ACCOUNTING STANDARDS

In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities" and its subsequent amendments, SFAS 137 and 138. The standard, which must be applied prospectively, is effective for all fiscal quarters of all fiscal years beginning after June 30, 2000. The only derivatives held by the company are forward exchange contracts. The new standard is effective commencing with the Company's fiscal 2001 year end and will be applied prospectively, as required. The forward exchange contracts do not qualify as hedging instruments and the method of accounting for these derivatives will not change as a result of the application of SFAS 133.

On December 31, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition". SAB 101, as amended by SAB 101B, is effective no later than the fourth fiscal quarter of the first fiscal year beginning after December 15, 1999. The implementation of this SAB is not expected to have any material effect on the Company's financial statements or revenue recognition policy in future years.

EFOS INC.


                          NOTES TO FINANCIAL STATEMENTS

October 31, 2000
(in Canadian dollars)

RECONCILIATION OF NET INCOME TO CONFORM TO U.S. GAAP

The following summary sets out the material adjustments to the Company's reported net income which would be made to conform to U.S. GAAP.


                                                                   2000               1999               1998
                                                                     $                  $                  $
----------------------------------------------------------------------------------------------------------------------
Net income for the year in accordance with Canadian GAAP         1,968,179            157,163            192,025
Unrealized gains (losses) on forward exchange contracts           (737,480)           389,410             85,470
Deferred income tax (expense) recovery on forward                  170,000            (86,000)           (19,000)
exchange contracts
----------------------------------------------------------------------------------------------------------------------
Net income and comprehensive income for the year in
accordance with U.S. GAAP                                        1,400,699            460,573            258,495
======================================================================================================================


         BALANCE SHEET ITEMS USING U.S. GAAP

                                                                      2000                          1999
                                                             -----------------------      ------------------------
                                                             CANADIAN      U.S. GAAP      CANADIAN       U.S. GAAP
                                                               GAAP            $            GAAP             $
                                                                 $                            $
----------------------------------------------------------------------------------------------------------------------
Foreign exchange asset (liability)                                    --        (42,100)           --        695,380
Deferred tax (liability) asset                                  (100,000)       (84,000)       16,000       (138,000)
Shareholders' equity                                           2,868,879      2,842,779       900,700      1,442,080
======================================================================================================================

EFOS INC.
Interim Balance Sheets
--------------------------------------------------------------------------------
(expressed in Canadian dollars)
                                               AS AT                 AS AT
                                        OCTOBER 31, 2000       JANUARY 31, 2001
                                   ---------------------------------------------
                                                $                      $
                                                                  (UNAUDITED)
ASSETS

CURRENT ASSETS
Cash                                       169,104                       --
Accounts receivable                      4,738,892                7,209,881
Inventories                              4,205,684                4,526,637
Investment tax credits recoverable         949,088                1,149,040
Prepaid expenses and deposits              174,076                  328,588
Due from affiliated companies              183,506                  100,707
                                   ---------------------------------------------

                                        10,420,350               13,314,853

CAPITAL ASSETS, net                      1,311,056                1,472,800
                                   ---------------------------------------------

                                        11,731,406               14,787,653
                                   =============================================

LIABILITIES

CURRENT LIABILITIES
Operating loan                              75,000                2,662,920
Accounts payable and accrued liabilities 3,847,259                3,697,059
Due to affiliated companies (Note 5)            --                2,898,958
Income taxes payable                     1,510,927                1,888,534
Future income taxes                        100,000                  100,000
                                   ---------------------------------------------
                                         5,533,186               11,247,471
Due to affiliated companies (Note 5)     3,329,341                       --
                                   ---------------------------------------------
                                         8,862,527               11,247,471
                                   =============================================

SHAREHOLDERS' EQUITY

SHARE CAPITAL                                1,000                    1,000

RETAINED EARNINGS                        2,867,879                3,539,182
                                   ---------------------------------------------

                                         2,868,879                3,540,182
                                   ---------------------------------------------

                                        11,731,406               14,787,653
                                   =============================================

EFOS INC.
Interim Statements of Earnings and Retained Earnings
--------------------------------------------------------------------------------

(expressed in Canadian dollars)
                                               THREE MONTHS ENDED JANUARY 31,
                                        ---------------------------------------
                                                 2000                   2001
                                                   $                     $
                                              (UNAUDITED)           (UNAUDITED)

SALES                                         4,580,956              9,350,506

COST OF SALES                                 2,280,891              4,492,010
                                        ---------------------------------------

GROSS PROFIT                                  2,300,065              4,858,496
                                        ---------------------------------------

EXPENSES
General and administrative                      496,532                930,698
Selling                                         725,259              1,882,583
Research and development, net of
investment tax credits                          390,204                802,161
Depreciation and amortization                   119,000                150,000
Interest on loans from related parties           38,187                 44,144
                                        ---------------------------------------

                                              1,769,182              3,809,586
                                        ---------------------------------------

EARNINGS BEFORE INCOME TAXES                    530,883              1,048,910

INCOME TAXES                                    212,350                377,607
                                        ---------------------------------------

NET EARNINGS FOR THE PERIOD                     318,533                671,303

RETAINED EARNINGS - BEGINNING OF PERIOD         899,700              2,867,879
                                        ---------------------------------------

RETAINED EARNINGS - END OF PERIOD             1,218,233              3,539,182
                                        =======================================

EFOS INC.
Interim Statements of  Cash Flows
--------------------------------------------------------------------------------

(expressed in Canadian dollars)
                                               THREE MONTHS ENDED JANUARY 31,
                                        ---------------------------------------
                                                 2000                   2001
                                                   $                      $
                                              (UNAUDITED)            (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings for the period                     318,533                671,303
Depreciation and amortization not
affecting cash                                  119,000                150,000
                                        ---------------------------------------

                                                437,533                821,303
                                        ---------------------------------------

Change in non-cash operating working
capital items
     Increase in accounts receivable           (124,909)            (2,470,989)
     Increase in inventories                   (351,756)              (320,953)
     Increase in investment tax credits
     recoverable                                (91,321)              (199,952)
     Increase in prepaid expenses and deposits  (24,056)              (154,512)
     Decrease in due from affiliated companies    2,737                 82,799
     Decrease in accounts payable and accrued
     liabilities                                (97,213)              (150,200)
     Increase in income taxes payable           212,350                377,607
     Decrease in deferred leasehold inducements (12,298)                    --
                                        ---------------------------------------

                                               (486,466)            (2,836,200)
                                        ---------------------------------------

                                                (48,923)            (2,014,897)
                                        ---------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of capital assets                      (40,005)              (311,744)
                                        ---------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Variation in operating loan                          --              2,587,920
Variation in due to affiliated companies        234,468               (430,383)
                                        ---------------------------------------

                                                234,468              2,157,537
                                        ---------------------------------------

NET CHANGE IN CASH                              145,530               (169,104)

CASH - BEGINNING OF PERIOD                           --                169,104
                                        ---------------------------------------

CASH - END OF PERIOD                            145,530                     --
                                        =======================================

SUPPLEMENTARY INFORMATION
Interest paid                                     4,167                 25,613

Income taxes paid                                    --                     --

EFOS INC.
NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

1.  INCORPORATION AND NATURE OF ACTIVITIES

      EFOS Inc. (EFOS) is incorporated under the laws of the Province of Ontario. EFOS' mandate is to research, develop and manufacture systems and equipment that make innovative use of light energy in applications such as light-based curing, precise area illumination and biomedical research.

2.  INTERIM FINANCIAL INFORMATION

      These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP) applicable to interim financial statements and do not include all of the information and note disclosures required in annual financial statements. Except as noted below, the principal accounting policies of the Company have been applied on a basis consistent with the Company's October 31, 2000 audited financial statements, which should be referred to for a description of the Company's significant accounting policies. The information presented as at January 31, 2001 and for the interim periods ended January 31, 2001 and 2000 is unaudited. In the opinion of management, all adjustments considered necessary for a fair presentation of results for the reported periods have been included.

3.  NEW ACCOUNTING STANDARDS

      Effective November 1, 2000, the Company implemented section 3465 of the Canadian Institute of Chartered Accountants (CICA) Handbook entitled "Income Taxes." Under these recommendations, income taxes are now accounted for using the liability method whereby future income taxes arise from differences between the book value of assets and liabilities and their respective tax bases, using income tax rates expected to be in effect for the periods in which the differences are expected to reverse. The implementation had no effect on the Company's prior period earnings or shareholders' equity.

      On November 1, 2000, the Company adopted new standard 3461 "Employee Future Benefits" which is effective for fiscal years beginning on or after January 1, 2000. Adopting this standard has not had any effect on the Company's earnings or shareholders' equity.

4.  DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

      These interim financial statements are prepared in accordance with Canadian GAAP which differ in certain respects from U.S. GAAP. Note 10 of the Company's most recent annual financial statements describes the material differences between Canadian and U.S. GAAP. This note describes additional changes occurring since the most recent annual financial statements and provides a quantitative analysis of the material differences. All disclosures required for annual financial statements under U.S. GAAP have not been included in these interim financial statements.

      FORWARD EXCHANGE CONTRACTS

      On November 1, 2000, the Company adopted Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities and its amendments (SFAS 138), which requires all derivatives to be carried on the balance sheet at fair value. The forward exchange contracts used by the Company have not qualified for hedging accounting treatment during the period ended January 31, 2001, accordingly changes in the fair value of the derivatives have been charged to earnings during the period. Under Canadian GAAP, these forward exchange contracts

EFOS INC.
NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      have been designated as hedges of anticipated sales and the related accounts receivable and unrealized gains and losses are not reflected in the financial statements until the sale occurs.

EFOS INC.
NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      RECONCILIATION OF NET EARNINGS TO CONFORM WITH U.S. GAAP

                                                                                              THREE MONTHS ENDED JANUARY 31,
                                                                                      -----------------------------------------

                                                                                             2000                2001
                                                                                              $                   $
                                                                                         (UNAUDITED)         (UNAUDITED)
      Net earnings for the period in accordance with Canadian GAAP                            318,533             671,303
      Unrealized gains (losses) on forward exchange contracts                              (1,008,010)            270,740
      Future income taxes on forward exchange contracts                                       110,000             (68,700)
                                                                                      -----------------------------------------

      Net earnings (loss) for the period in accordance with U.S. GAAP                        (579,477)            873,343
                                                                                      =========================================

      COMPREHENSIVE INCOME (LOSS)

      For the three months ended January 31, 2000 and 2001, there are no differences between the Company's reported net earnings (loss) and comprehensive income (loss).

      BALANCE SHEETS

      The following table summarizes the material differences in balance sheet items between Canadian GAAP and U.S. GAAP:

                                                     AS AT OCTOBER 31, 2000                    AS AT JANUARY 31, 2001
                                             ----------------------------------------  ----------------------------------------
                                               AS REPORTED           U.S. GAAP             AS REPORTED           U.S. GAAP
                                                    $                    $                      $                    $
                                                                                           (UNAUDITED)          (UNAUDITED)

      Foreign exchange asset (liability)               --              (42,100)                  --              228,640
                                             ============         ============         ============         ============

      Future income tax liability                 100,000               84,000              100,000              152,700
                                             ============         ============         ============         ============

      Shareholders' equity
           Retained earnings                    2,867,879            2,841,779            3,539,182            3,715,122
                                             ============         ============         ============         ============

      STATEMENTS OF CASH FLOWS

      For the three months ended January 31, 2000 and 2001, there are no material differences between the statements of cash flows under Canadian GAAP as compared to U.S. GAAP.

5.  SUBSEQUENT EVENTS

      On March 14, 2001, the Company sold some of its intellectual properties to EXFO Electro-Optical Engineering Inc. (EXFO) for gross cash consideration of $38,832,500 (US$25,000,000), the net proceeds of which were immediately paid by dividend to the existing shareholders.

      On March 15, 2001, EXFO purchased all of the issued and outstanding shares of the Company for a total consideration of $131,391,000 (US$85,146,000).

EFOS INC.
NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(expressed in Canadian dollars)


      Accordingly, the sale of the Company's intellectual properties will be accounted for as a related party transaction at the original carrying value of $nil, and the related difference between fair value and carrying value will be credited directly to retained earnings, net of related income taxes.

      On May 15, 2001, the Company repaid its due to affiliated companies with the proceeds of a non-interest-bearing demand loan received from EXFO. Consequently, the due to affiliated companies has been reclassified to current liabilities as at January 31, 2001.

                      EXFO ELECTRO-OPTICAL ENGINEERING INC.
             Pro-forma Unaudited Consolidated Statement of Earnings
                     FOR THE NINE MONTHS ENDED MAY 31, 2001

          (in thousands of US dollars, except share and per share data)

                                    EXFO
                                ELECTRO-OPTICAL  BURLEIGH
                                ENGINEERING     INSTRUMENTS,               PRO-FORMA
                                     INC.           INC.       EFOS INC.  ADJUSTMENTS       NOTE       PRO-FORMA
                               -------------------------------------------------------------------------------------
                                (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
                                 (NOTE 1b))    (NOTE 1e))    (NOTE 1f))   (UNAUDITED)                 (UNAUDITED)
SALES                             $ 110,593     $   7,440      $  12,826     $   (525)           2 d)  $  130,334

COST OF SALES                        40,513         2,529          5,552         (525)           2 d)      48,069
                               ---------------------------------------------------------             ---------------

GROSS MARGIN                         70,080         4,911          7,274            -                      82,265
                               ---------------------------------------------------------             ---------------

OPERATING EXPENSES
Selling and administrative           34,159         2,687          3,822            -                      40,668
Net research and development          9,747           885          1,196            -                      11,828
Amortization of capital assets        2,263           154            158            -                       2,575
Amortization of intangible
      assets                          5,873             -              -        3,606     2a)and 2 b)       9,479
                               ---------------------------------------------------------             ---------------

TOTAL OPERATING EXPENSES             52,042         3,726          5,176        3,606                      64,550
                               ---------------------------------------------------------             ---------------

EARNINGS FROM OPERATIONS             18,038         1,185          2,098       (3,606)                     17,715

Interest expense (income), net       (5,371)          (75)            27        1,618             2c)      (3,801)
Foreign exchange loss (gain)         (3,018)            -           (130)       1,090             2c)      (2,058)
                               ---------------------------------------------------------             ---------------

EARNINGS BEFORE INCOME TAXES
      AND AMORTIZATION OF
      GOODWILL                       26,427         1,260          2,201       (6,314)                     23,574

                                                                                        2a), 2b), 2c)
INCOME TAXES                          8,972             -            786      (11,602)        and 2e)       8,156
                               ---------------------------------------------------------             ---------------

EARNINGS BEFORE AMORTIZATION
      OF GOODWILL                    17,455         1,260          1,415         (712)                     15,418

AMORTIZATION OF GOODWILL             18,556             -              -       18,985     2a) and 2b)      37,541
                               ---------------------------------------------------------             ---------------

NET EARNINGS (LOSS) FOR THE
      PERIOD                      $  (1,101)    $   1,260      $   1,415     $(23,697)                 $  (22,123)
                               =========================================================             ===============

BASIC AND DILUTED EARNINGS
      (LOSS) PER SHARE
Earnings before amortization
      of goodwill                 $     0.34                                                      2f)  $      0.27
Net loss                          $    (0.02)                                                     2f)  $     (0.39)

WEIGHTED AVERAGE NUMBER OF
      SHARES OUTSTANDING
      (000's)
Basic                                51,689                                                       2f)      56,946
Diluted                              52,023                                                       2f)      57,551

                      EXFO ELECTRO-OPTICAL ENGINEERING INC.
             Pro-forma Unaudited Consolidated Statement of Earnings
                       FOR THE YEAR ENDED AUGUST 31, 2000

          (in thousands of US dollars, except share and per share data)

                                 EXFO
                               ELECTRO-OPTICAL BURLEIGH
                               ENGINEERING    INSTRUMENTS,              PRO-FORMA
                                  INC.            INC.       EFOS INC.  ADJUSTMENTS         NOTE       PRO-FORMA
                               -------------------------------------------------------------------------------------
                                (AUDITED)    (UNAUDITED)    UNAUDITED)    UNAUDITED)                 (UNAUDITED)
                                 (NOTE 1a))    (NOTE 1c))  ( (NOTE 1d))
SALES                             $   71,639     $  19,652     $  15,490     $    (904)          2 d)    $ 105,877

COST OF SALES                         24,712         7,645         7,602          (904)          2 d)       39,055
                               ---------------------------------------------------------             ---------------

GROSS MARGIN                          46,927        12,007         7,888             -                      66,822
                               ---------------------------------------------------------             ---------------

OPERATING EXPENSES
Selling and administrative            24,304         6,635         4,607             -                      35,546
Net research and development           6,402         2,231         1,149             -                       9,782
Amortization of capital assets         1,451           364           265             -                       2,080
Amortization of intangible
      assets                              47             -             -        15,125   2a) and 2 b)       15,172
                               ---------------------------------------------------------             ---------------

TOTAL OPERATING EXPENSES              32,204         9,230         6,021        15,125                      62,580
                               ---------------------------------------------------------             ---------------

EARNINGS FROM OPERATIONS              14,723         2,777         1,867       (15,125)                      4,242

Interest expense (income), net        (1,480)          177           160         5,073            2c)        3,930
Foreign exchange loss (gain)             684             -           (81)         (951)           2c)         (348)
                               ---------------------------------------------------------             ---------------

EARNINGS BEFORE INCOME TAXES
      AND AMORTIZATION OF
      GOODWILL                        15,519         2,600         1,788       (19,247)                        660

                                                                                        2a), 2b), 2c)
INCOME TAXES                           5,298             -           709        (5,740)       and 2e)          267
                               ---------------------------------------------------------             ---------------

EARNINGS BEFORE AMORTIZATION
      OF GOODWILL                     10,221         2,600         1,079       (13,507)                        393

AMORTIZATION OF GOODWILL                 297             -             -        50,573    2a) and 2b)       50,870
                               ---------------------------------------------------------             ---------------

NET EARNINGS (LOSS) FOR THE
      YEAR                         $   9,924     $   2,600     $   1,079     $ (64,080)                  $ (50,477)
                               =========================================================             ===============

BASIC AND DILUTED EARNINGS
      (LOSS) PER SHARE
Earnings before amortization
      of goodwill                  $    0.26                                                      2f)    $   (0.01)
Net earnings (loss)                $    0.25                                                      2f)    $   (1.01)

WEIGHTED AVERAGE NUMBER OF
      SHARES OUTSTANDING
      (000's)
Basic                                 39,951                                                      2f)       50,140
Diluted                               40,086                                                      2f)       50,525

                      EXFO ELECTRO-OPTICAL ENGINEERING INC.
             Notes to Pro-forma Consolidated Statements of Earnings
                                   (Unaudited)
  FOR THE NINE MONTHS ENDED MAY 31, 2001 AND FOR THE YEAR ENDED AUGUST 31, 2000

     (tabular amounts in thousands of US dollars, except share and per share data and as otherwise noted)

1        BASIS OF PRESENTATION

         On December 20, 2000, the company acquired a 100% interest in Burleigh Instruments, Inc. ("Burleigh") for a cash consideration of US$42,461,000 and the issuance of 6,488,816 subordinate voting shares valued at US$146,809,000. Furthermore, on March 15, 2001, the company acquired a 100% interest in EFOS Inc. ("EFOS") for a cash consideration of US$25,194,000 and the issuance of 3,700,000 subordinate voting shares valued at CAN$131,100,000 (US$84,952,000).

         The accompanying pro-forma consolidated statements of earnings for the nine months ended May 31, 2001 and for the year ended August 31, 2000 were prepared by management to give effect to the acquisitions of Burleigh and EFOS as if the acquisitions had occurred on September 1, 1999 and on the basis of the assumptions described in note 2 hereinafter.

         The pro-forma consolidated statements of earnings have been prepared from the following:

         a) The audited consolidated statement of earnings of the company for the year ended August 31, 2000, prepared in accordance with Canadian generally accepted accounting principles ("GAAP");

         b) The unaudited consolidated statement of earnings of the company for the nine months ended May 31, 2001, prepared in accordance with Canadian GAAP;

         c) The unaudited statement of earnings of Burleigh for the twelve months ended August 31, 2000, prepared in accordance with Canadian GAAP;

         d) The unaudited statement of earnings of EFOS for twelve months ended August 31, 2000, prepared in accordance with Canadian GAAP;

         e) The unaudited statement of earnings of Burleigh for the 110 days ended December 19, 2000, prepared in accordance with Canadian GAAP;

         f) The unaudited statement of earnings of EFOS for the 195 days ended March 14, 2001, prepared in accordance with Canadian GAAP.

         The pro-forma consolidated statements of earnings are not intended to reflect the results of operations of the company which would actually resulted had the acquisitions and pro-forma adjustments been effected on the dates indicated. Furthermore, the pro-forma consolidated statements of earnings are not necessarily indicative of results which may be attained in the future.

                      EXFO ELECTRO-OPTICAL ENGINEERING INC.
             Notes to Pro-forma Consolidated Statements of Earnings
                                   (Unaudited)
  FOR THE NINE MONTHS ENDED MAY 31, 2001 AND FOR THE YEAR ENDED AUGUST 31, 2000

     (tabular amounts in thousands of US dollars, except share and per share data and as otherwise noted)

2        PRO-FORMA ASSUMPTIONS

         a)       Acquisition of Burleigh

                  The acquisition of Burleigh has been accounted for using the purchase method in the accompanying pro-forma consolidated statements of earnings. For the purposes of these pro-forma consolidated statements of earnings, the purchase price has been allocated as follows:

                                                                $

                           Purchase price                    189,270
                           Net tangible assets acquired       (6,446)
                           Intangible assets acquired         27,050
                           Goodwill                          168,666

                  As part of the acquisition of Burleigh, the company established a restricted stock award plan for employees of Burleigh. Under that plan, stock awards entitling employees to receive subordinate voting shares at a purchase price of nil have been granted. In accordance with Canadian GAAP, no compensation cost has been recognized for this stock-based compensation plan.

                  The intangible assets acquired are amortized on a straight-line basis over periods varying from eight months to five years. Goodwill is amortized on a straight-line basis over a five-year period.

                  The pro-forma consolidated statements of earnings for the nine months ended May 31, 2001 and for the year ended August 31, 2000 reflect adjustments in order to provide for additional amortization of intangible assets and goodwill during the period from September 1, 1999 to December 19, 2000.

                  For the nine months ended May 31, 2001, the adjustments for additional amortization of intangible assets and goodwill were $732,000 and $10,259,000 respectively. For the year ended August 31, 2000, the adjustments for additional amortization of intangible assets and goodwill were $7,850,000 and $33,717,000 respectively.

         b)       Acquisition of EFOS

                  The acquisition of EFOS has been accounted for using the purchase method in the accompanying pro-forma consolidated statements of earnings. For the purposes of these pro-forma consolidated statements of earnings, the purchase price has been allocated as follows:

                                                                $

                           Purchase price                    110,146
                           Net tangible assets acquired        2,097
                           Intangible assets acquired         27,624
                           Goodwill                           80,425

                      EXFO ELECTRO-OPTICAL ENGINEERING INC.
             Notes to Pro-forma Consolidated Statements of Earnings
                                   (Unaudited)
  FOR THE NINE MONTHS ENDED MAY 31, 2001 AND FOR THE YEAR ENDED AUGUST 31, 2000

     (tabular amounts in thousands of US dollars, except share and per share data and as otherwise noted)

                  The purchase price and net identifiable assets acquired have been translated at the exchange rate prevailing on March 15, 2001 of CAN$1.00 = US$0.648. The intangible assets acquired are amortized on a straight-line basis over periods varying from five months to five years. Goodwill is amortized on a straight-line basis over a five-year period.

                  The pro-forma consolidated statements of earnings for the nine months ended May 31, 2001 and for the year ended August 31, 2000 reflect adjustments in order to provide for additional amortization of intangible assets and goodwill during the period from September 1, 1999 to March 14, 2001.

                  For the nine months ended May 31, 2001, the adjustments for additional amortization of intangible assets and goodwill were $2,874,000 and $8,726,000 respectively. For the year ended August 31, 2000, the adjustments for additional amortization of intangible assets and goodwill were $7,275,000 and $16,856,000 respectively.

         (c)      Interest expense (income), net and foreign exchange loss
                  (gain)

                  Interest expense (income), net has been adjusted to reflect the financing costs related to the cash payments of the acquisitions totaling US$67,461,000 since the company did not have sufficient cash on hand for such cash payments as at September 1, 1999. For the period from September 1, 1999 to June 29, 2000, an interest rate of the average prime rate plus 0.75% (7.77%) has been used to compute the interest expense, which represents the expected interest rate at which the company would have been able obtain short-term financing. For the period from June 30, 2000 to March 14, 2001, an interest rate of 6.15% has been used to compute interest expense. This rate represents the average interest rate on short-term investments denominated in US dollars which would have been used to repay the short-term financing after the company's initial public offering on June 29, 2000.

                  Furthermore, foreign exchange loss (gain) for the nine months ended May 31, 2001 and for the year ended August 31, 2000 has been adjusted to reflect the use of short-term financing in US dollars and the use of short-term investments denominated in US dollars to repay the short-term financing.

         d)       Elimination of intercompany transactions

                  For the purposes of the pro-forma consolidated statements of earnings, adjustments have been effected to the results of the company and Burleigh in order to eliminate the effect of the transactions entered into between the two companies during the year ended August 31, 2000 and the 110 days ended December 19, 2000.

                      EXFO ELECTRO-OPTICAL ENGINEERING INC.
             Notes to Pro-forma Consolidated Statements of Earnings
                                   (Unaudited)
  FOR THE NINE MONTHS ENDED MAY 31, 2001 AND FOR THE YEAR ENDED AUGUST 31, 2000

     (tabular amounts in thousands of US dollars, except share and per share data and as otherwise noted)

         e)       Income taxes

                  Adjustments have been made to reflect the income tax effects of the adjustments described above in notes 2a), 2b), 2c) and
                  2d). Also, adjustments have been effected to the results of Burleigh for the 110 days ended December 19, 2000 and for the year ended August 31, 2000 in order to reflect the new tax status of the subsidiary which is, since December 20, 2000, a taxable entity in the United States. The effective income tax rate used is 33% and has been applied to the net earnings of Burleigh for the said periods.

         f)       Earnings (loss) per share

                  The basic weighted average number of shares outstanding used for the computation of basic and diluted earnings (loss) and adjusted net earnings per share has been adjusted to reflect the issuance of the subordinate voting shares in connection with the acquisitions described above, as if these transactions had occurred on September 1, 1999. Basic and diluted earnings (loss) and adjusted net earnings per share have been adjusted accordingly. Adjusted net earnings exclude the after-tax effect of the amortization of intangible assets and the amortization of goodwill.

The following table summarizes the adjusted net earnings and the basic and diluted adjusted net earnings per share:

                                                NINE MONTHS ENDED                         YEAR ENDED
                                                   MAY 31, 2001                         AUGUST 31, 2000
                                       -------------------------------------- --------------------------------------
                                       EXFO                                   EXFO
                                       Electro-Optical                        Electro-Optical
                                       Engineering Inc.     Pro forma         Engineering Inc.      Pro forma
                                       ----------------     ---------         ----------------      ---------
                                                    (unaudited)                            (unaudited)
Adjusted net earnings                  $      21,331        $   21,674        $    10,252           $  10,407
Basic and diluted adjusted net
earnings per share                     $        0.41        $      0.38       $      0.26           $    0.21

3        PRO-FORMA RECONCILIATION OF THE NET LOSS TO CONFORM WITH U.S. GAAP

         The pro-forma reconciliation of the net loss for the nine months ended May 31, 2001 and the year ended August 31, 2000 has been prepared from the pro-forma consolidated statements of earnings for the nine months ended May 31, 2001 and for the year ended August 31, 2000 prepared in accordance with Canadian GAAP, the reconciliation items in the unaudited consolidated statement of earnings for the nine months ended May 31, 2001 and the audited consolidated statement of earnings for the year ended August 31, 2000 and also from the following assumptions:

                      EXFO ELECTRO-OPTICAL ENGINEERING INC.
             Notes to Pro-forma Consolidated Statements of Earnings
                                   (Unaudited)
  FOR THE NINE MONTHS ENDED MAY 31, 2001 AND FOR THE YEAR ENDED AUGUST 31, 2000

     (tabular amounts in thousands of US dollars, except share and per share data and as otherwise noted)

         a) Stock-based compensation costs related to stock-based compensation plans

                  Stock-based compensation costs have been adjusted in order to provide for additional compensation costs related to the restricted stock award plan starting from September 1, 1999.

         b) Future income taxes on acquired in process research and development

                  The future income tax expense has been adjusted to eliminate future income taxes on acquired in process research and development since no future income taxes are recognized for this asset upon the purchase price allocation process for U.S. GAAP purposes. Under Canadian GAAP, acquired in-process research and development has been fully amortized during the year ended August 31, 2000.

         c)       Amortization of goodwill

                  The amortization of goodwill has been adjusted to provide for additional amortization during the period from September 1, 1999 to March 14, 2001.

                      EXFO ELECTRO-OPTICAL ENGINEERING INC.
             Notes to Pro-forma Consolidated Statements of Earnings
                                   (Unaudited)
  FOR THE NINE MONTHS ENDED MAY 31, 2001 AND FOR THE YEAR ENDED AUGUST 31, 2000

     (tabular amounts in thousands of US dollars, except share and per share data and as otherwise noted)

PRO-FORMA RECONCILIATION OF THE NET LOSS TO CONFORM WITH U.S. GAAP

                                                         NINE MONTHS
                                                            ENDED                              YEAR ENDED
                                                           MAY 31,                             AUGUST 31,
                                                             2001             NOTE                2000           NOTE
                                                       ----------------- -----------------  ----------------- ------------
                                                         (UNAUDITED)                          (UNAUDITED)
      Pro-forma net loss for the period in
           accordance with Canadian GAAP               $     (22,123)                       $     (50,477)
      Stock-based compensation costs related to
           stock-based compensation plans
           Under U.S. GAAP                                    (2,603)                              (2,002)
           Pro-forma adjustment                                   (5)                 3a)          (4,385)            3a)
      Unrealized gains on forward exchange
           contracts, net of related future income
           taxes, under U.S. GAAP                                 62                                   --
      Pro-forma adjustment for future income taxes
           on acquired in process research and
           development                                            --                                 (951)            3b)
      Amortization of goodwill
           Under U.S. GAAP                                    (5,161)                                  --
           Pro-forma adjustment                               (4,493)                 3c)         (12,944)            3c)
                                                       -------------                        -------------
      Pro-forma net loss for the period in
           accordance with U.S. GAAP                   $     (34,323)                       $     (70,759)
                                                       =============                        =============

      Basic and diluted net loss per share in
           accordance with U.S. GAAP                   $       (0.60)                       $       (1.41)
                                                       =============                        =============

================================================================================





                                6,488,816 SHARES

                      EXFO ELECTRO-OPTICAL ENGINEERING INC.





                            SUBORDINATE VOTING SHARES







                          ----------------------------

                                   Prospectus

                          ----------------------------

























                                    July 2001



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:

      Securities and Exchange Commission registration fee..........   $  23,076
      Legal fees and expenses (1)..................................      35,000
      Accounting fees and expenses (1).............................      50,000
      Miscellaneous expenses (1)...................................     100,000
                                                                      ---------
           Total (1)...............................................   $ 208,076
------------------------
      (1)   Estimated.

         All amounts listed above, except for the SEC registration fee, are estimates. All expenses of the distribution, other than selling discounts, commissions and legal fees and expenses incurred separately by the selling shareholders, will be paid by the Registrant.


ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's by-laws provide that the Registrant will indemnify any of its directors, former directors, officers and former officers and other parties specified by the by-laws, against all costs reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are or may be made a party by reason of having been a director or officer. The indemnity covers amounts paid to settle actions or to satisfy judgments. However, the Registrant may only indemnify these persons, if such person acted honestly and in good faith with a view to the Registrant's best interests and, in the case of a criminal or administrative action or proceeding, if such person has reasonable grounds for believing that his or her conduct was lawful. The CANADA BUSINESS CORPORATIONS ACT provides that court approval is required for the payment of any indemnity in connection with an action brought by or on the Registrant's behalf.

         A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers of the Registrant and its subsidiaries against liability incurred by, arising from or against them for certain of their acts, errors or omissions.

         Reference is made to Item 17 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the U.S. Securities Act of 1933.

ITEM 16 - EXHIBITS

4.1 Share Purchase Agreement, dated as of March 5, 2001, among EXFO Electro-Optical Engineering, Inc., John Kennedy, Glenn Harvey and EFOS Corporation.

4.2 Amendment Number One, dated as of March 15, 2001, to Share Purchase Agreement, dated as of March 5, 2001, among EXFO Electro-Optical Engineering, Inc., John Kennedy, Glenn Harvey and EFOS Corporation.

4.3 Intellectual Property Assignment and Sale Agreement between EFOS Inc., EXFO Electro-Optical Engineering, Inc., John Kennedy, Glenn Harvey and EFOS Corporation.

4.4 Agreement of Merger and Plan of Reorganization, dated as of November 4, 2000, by and among EXFO Electro-Optical Engineering, Inc., EXFO Sub, Inc., Burleigh Instruments, Inc., Robert G. Klimasewki, William G. May, Jr., David J. Farrell and William S. Gornall (incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 20-F, dated January 18, 2001).

4.5 Amendment No. 1 to Agreement of Merger and Plan of Agreement, dated as of December 20, 2000, by and among EXFO Electro-Optical Engineering, Inc., EXFO Sub, Inc., Burleigh Instruments, Inc., Robert G. Klimasewski, William G. May, Jr., David J. Farrell and William S. Gornall (incorporated by reference to Exhibit 4.2 of the Registrant's Annual Report on Form 20-F, dated January 18, 2001).

4.6 Offer to purchase shares of Nortech Fibronic Inc., dated February 6, 2000 among EXFO Electro-Optical Engineering, Inc., Claude Adrien Noel, 9086-9314 Quebec inc., Michel Bedard, Christine Bergeron and Societe en Commandite Capidem Quebec Enr. and Certificate of Closing, dated February 7, 2000 among the same parties (including summary in English) (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form F-1, File No. 333-38956).

5.1 Opinion of Fasken Martineau DuMoulin LLP regarding the legality of the securities.

23.1     Consent of PricewaterhouseCoopers LLP.

23.2     Consent of KPMG.

23.3     Consent of Ernst & Young.

23.4     Consent of Fasken Martineau DuMoulin LLP (contained in Exhibit 5.1).

24.1     Powers of Attorney (included on page II-4).

ITEM 17 - UNDERTAKINGS

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         6. (i) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vanier, Province of Quebec, Canada, on July 13, 2001.

                                   EXFO ELECTRO-OPTICAL ENGINEERING INC.


                                   By:  /s/ Germain Lamonde
                                        ---------------------------------------
                                        Name:   Germain Lamonde
                                        Title:  Chairman of the Board, President
                                                and Chief Executive Officer

                                POWER OF ATTORNEY

         Each of the undersigned officers and directors of EXFO Electro-Optical Engineering Inc. constitutes and appoints Germain Lamonde and Pierre Plamondon and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to enable the registrant to comply with the Securities Act and all requirements of the United States Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURES                                   TITLE                                 DATE
         ----------                                   -----                                 ----
/s/ Germain Lamonde                     Chairman of the Board, President                July 13, 2001
------------------------------------    and Chief Executive Officer
    Germain Lamonde                     (Principal Executive Officer)

/s/ Pierre Plamondon                    Vice President, Finance                         July 13, 2001
------------------------------------    and Chief Financial Officer
    Pierre Plamondon                    (Principal Financial and Accounting Officer)

/s/ Pierre  Marcouiller                 Director                                        July 4, 2001
------------------------------------
    Pierre Marcouiller

/s/ David A. Thompson                   Director                                        July 5, 2001
------------------------------------
    David A. Thompson


/s/ Andre Tremblay                      Director                                        July 5, 2001
------------------------------------
    Andre Tremblay

                                        Director
------------------------------------
    Michael Unger


                            AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of EXFO Electro-Optical Engineering Inc. and has duly caused this Registration Statement to be signed on behalf of each of them by the undersigned, thereunto duly authorized, in the City of Vanier, Province of Quebec, Canada, on July 13, 2001.


                                   EXFO AMERICA INC.
                                   (Authorized United States Representative)


                                   By:  /s/ Germain Lamonde
                                        ---------------------------------------
                                        Name:   Germain Lamonde
                                        Title:  Director

                                  EXHIBIT INDEX


4.1 Share Purchase Agreement, dated as of March 5, 2001, among EXFO Electro-Optical Engineering, Inc., John Kennedy, Glenn Harvey and EFOS Corporation.

4.2 Amendment Number One, dated as of March 15, 2001, to Share Purchase Agreement, dated as of March 5, 2001, among EXFO Electro-Optical Engineering, Inc., John Kennedy, Glenn Harvey and EFOS Corporation.

4.3 Intellectual Property Assignment and Sale Agreement between EFOS Inc., EXFO Electro-Optical Engineering, Inc., John Kennedy, Glenn Harvey and EFOS Corporation.

4.4 Agreement of Merger and Plan of Reorganization, dated as of November 4, 2000, by and among EXFO Electro-Optical Engineering, Inc., EXFO Sub, Inc., Burleigh Instruments, Inc., Robert G. Klimasewki, William G. May, Jr., David J. Farrell and William S. Gornall (incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 20-F, dated January 18, 2001).

4.5 Amendment No. 1 to Agreement of Merger and Plan of Agreement, dated as of December 20, 2000, by and among EXFO Electro-Optical Engineering, Inc., EXFO Sub, Inc., Burleigh Instruments, Inc., Robert G. Klimasewski, William G. May, Jr., David J. Farrell and William S. Gornall (incorporated by reference to Exhibit 4.2 of the Registrant's Annual Report on Form 20-F, dated January 18, 2001).

4.6 Offer to purchase shares of Nortech Fibronic Inc., dated February 6, 2000 among EXFO Electro-Optical Engineering, Inc., Claude Adrien Noel, 9086-9314 Quebec inc., Michel Bedard, Christine Bergeron and Societe en Commandite Capidem Quebec Enr. and Certificate of Closing, dated February 7, 2000 among the same parties (including summary in English) (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form F-1, File No. 333-38956).

5.1 Opinion of Fasken Martineau DuMoulin LLP regarding the legality of the securities.

23.1     Consent of PricewaterhouseCoopers LLP.

23.2     Consent of KPMG.

23.3     Consent of Ernst & Young.

23.4     Consent of Fasken Martineau DuMoulin LLP (contained in Exhibit 5.1).

24.1     Powers of Attorney (included on page II-4).